Exhibit 99.1

Report of Independent Auditors

We have audited the accompanying combined financial statements of the Labels division of Constantia Flexibles Group GmbH, Vienna (the “Company”), which comprise the combined balance sheets as of December 31, 2016 and December 31, 2015 and the related combined statements of profit or loss, the combined statements of other comprehensive income, the combined statements of cash flow and the combined statements of changes in invested equity for the years then ended.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and December 31, 2015 and the results of its operations and its cash flows for the years then ended in accordance with the International Financial Reporting Standards as issued by the IASB.

Emphasis of Matter

We draw attention to Note A to the combined financial statements, which describes the basis of accounting. As the Labels division of Constantia Flexibles Group GmbH, Vienna, has not operated as a separate entity, these combined financial statements are, therefore, not necessarily indicative of results that would have occurred if the Labels division of Constantia Flexibles Group GmbH, Vienna, had been a separate stand-alone entity during the years presented or of future results of the Labels division of Constantia Flexibles Group GmbH, Vienna. Our opinion is not modified in respect to this matter.

As discussed in Note M to the combined financial statements, the Company has entered into significant transactions with related parties. Our opinion is not modified with respect to this matter.

Kind regards,

Alexandra Rester

Austrian Certified Public Accountant

PwC Wirtschaftsprüfung GmbH

Vienna, September 7, 2017

IFRS COMBINED FINANCIAL

STATEMENTS 2015 & 2016

DIVISION LABELS

Content

Combined Balance Sheet		F-5

Combined Statement of Profit or Loss		F-6

Combined Statement of Other Comprehensive Income		F-7

Combined Statement of Cash Flows		F-8

Combined Statement of Changes in Invested Equity		F-9

Notes to the Combined Financial Statements		F-10

A.	GENERAL	F-10

B.	REPORTING CURRENCY AND CURRENCY TRANSLATION	F-16

C.	CONSOLIDATION METHODS	F-18

D.	ACQUISITIONS AND OTHER CHANGES TO THE SCOPE OF COMBINED FINANCIAL STATEMENTS	F-19

E.	ACCOUNTING POLICIES	F-22

F.	APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS	F-30

G.	MANAGEMENT JUDGMENT AND USE OF ESTIMATES	F-34

H.	NOTES TO THE COMBINED BALANCE SHEET	F-35

I.	NOTES TO THE COMBINED STATEMENT OF PROFIT OR LOSS	F-46

J.	NOTES TO THE COMBINED STATEMENT OF CASH FLOWS	F-50

K.	FINANCIAL INSTRUMENTS	F-51

L.	CONTINGENT LIABILITIES / RECEIVABLES AND CONTINGENCIES	F-62

M.	RELATED PARTY DISCLOSURES	F-63

N.	GROUP ENTITIES (DIVISION LABELS ENTITIES)	F-67

O.	OTHER DISCLOSURES	F-69

COMBINED BALANCE SHEET

(in € thousand)	Note	12/31/2015	12/31/2016
Assets
Goodwill	H1	128,858	149,457
Intangible assets	H1	62,802	59,773
Tangible assets	H1	176,354	196,431
Other non-current and financial assets	H2	32,907	5,401
Deferred tax assets	I8	547	1,127

Non-current assets		401,468	412,189

Inventories	H3	63,166	72,794
Trade receivables	H4	81,515	98,368
Tax receivables		2,238	3,416
Other receivables	H5	86,768	81,971
Cash and cash equivalents		10,417	23,625

Current assets		244,103	280,174

Total assets		645,570	692,363

Equity and liabilities
Total invested equity attributable to Division LABELS		111,131	125,362
Non-controlling interests		18,400	21,774

Total invested equity	H6	129,531	147,136

Provisions	H7	971	1,338
Interest-bearing financial liabilities	H8	107,782	138,494
Other non-current liabilities	H8	70,334	74,161
Deferred tax liabilities	I8	28,745	23,396

Non-current financial liabilities		207,832	237,390

Provisions	H7	258	214
Interest-bearing financial liabilities	H8	4,775	5,702
Trade payables	H8	66,654	80,496
Tax liabilities	H8	6,979	5,779
Other current liabilities	H8, H9	229,542	215,648

Current financial liabilities		308,208	307,839

Total equity and liabilities		645,571	692,364

COMBINED STATEMENT OF PROFIT OR LOSS

(in € thousand)	Note	2015	2016
Sales	I1	540,837	604,660

Cost of Goods sold		(439,751)	(493,726)

Gross Profit		101,086	110,934

Selling Expenses		(27,445)	(30,639)
Research and Development Expenses		(1,289)	(1,486)
Administration Expenses		(23,405)	(26,166)
Other Income	I2	4,678	5,626
Other Expenses	I5	(1,216)	(2,312)

Earnings before interest and tax (EBIT)		52,409	55,955

Interest income		3,327	289
Interest expense		(16,783)	(19,296)
Other financial income and expense		(2,574)	(2,276)

Financial income and expense	I6	(16,030)	(21,282)

Earnings before tax (EBT)		36,379	34,673

Current tax	I7	(10,553)	(13,224)
Deferred tax	I8	754	9,129

Income tax		(9,799)	(4,095)

Net income after tax		26,580	30,578

Thereof attributable to:
Owners of the company		18,024	23,152
Non-controlling interests		8,556	7,425

As Division Labels does not represent unified legal group whose securities are publicly traded, there are no earnings per share disclosures, as would be required by IAS 33 “Earnings per Share.”

COMBINED STATEMENT OF OTHER COMPREHENSIVE INCOME

(in € thousand)	Note	2015	2016
Net income after tax		26,580	30,578

Items that will be reclassified subsequently to profit or loss under given circumstances:		6,394	3,560
Effective portion of changes in fair value of cash flow hedges	K	592	(1,316)
Gain/(loss) through changes in fair value		130	(1,167)
Transfer to profit and loss account		462	(149)

Currency translation differences		5,845	4,906
Changes in exchange differences recognized on translation of foreign subsidiaries
Transfer to profit and loss account

apportioned deferred taxes		(43)	(30)

Items that will not be reclassified to profit or loss:		(17)	(200)
Change in actuarial gains/losses	H8
Actuarial gains/losses		(9)	(281)
apportioned deferred taxes of actuarial gains/losses		(8)	81

Other comprehensive income for the period		6,377	3,360

Total comprehensive income for the period		32,957	33,938

Thereof attributable to:
Owners of the company		25,365	25,148
Non-controlling interests		7,592	8,790

COMBINED STATEMENT OF CASH FLOWS

(in € thousand)		Note	2015	2016
Earnings before tax (EBT)			36,379	34,673
+/(-)	Net interest		13,456	19,007
+/(-)	Depreciation and amortization/(reversal) of tangible and intangible assets	I4	39,398	44,009
+/(-)	Gain/(loss) upon disposal of tangible and intangible assets		(222)	(215)
(-)	Dividend income		(3,956)	(4,740)
+	Carve out push down of expenses	H6	1,545	0
+/(-)	Other non-cash (income)/expenses		3,917	4,953

Cashflow from the result			90,516	97,687

+/(-)	Inventory		(5,249)	(2,535)
+/(-)	Trade receivables		9,523	(7,069)
+/(-)	Trade payables		(1,940)	4,411
+/(-)	Other receivables		3,742	48
+/(-)	Provisions		361	(132)
+/(-)	Other liabilities		(889)	1,477
(-)	Tax payments		(8,838)	(14,244)
+	Interest received		1,885	610
(-)	Interest paid		(15,192)	(17,408)

Cash flow from operating activities			73,918	62,845

+	Sales of tangible and intangible assets		1,188	1,323
(-)	Investments in tangible and intangible assets		(33,230)	(38,038)
(-)	Acquisition of subsidiaries, less cash transferred	J	0	(33,600)
+	Dividends received		2,399	3,956
(-)	Payments for loans granted		(14,970)	(27,072)
+	Proceeds from loans paid back		15,717	32,607
+/(-)	Proceeds/(Payments) other financial investments		(20,927)	0

Cash flow from investing activities			(49,823)	(60,822)

+	Increases in financial liabilities		31,686	60,881
(-)	Redemption of financial liabilities		(35,641)	(21,079)
+	Capital contribution		16,194	300
(-)	Payments to non-controlling interests	H6	0	0
(-)	Dividends paid to company owners		(21,520)	(23,537)
(-)	Dividends paid to non-controlling interests	H6	(9,691)	(5,577)

Cash flow from financing activities			(18,972)	10,987

Change in cash and cash equivalents due to exchange rate differences			169	197

Change in cash and cash equivalents			5,293	13,207

Cash and cash equivalents at the beginning of the period			5,125	10,417

Cash and cash equivalents at the end of the period			10,417	23,625

COMBINED STATEMENT OF CHANGES IN INVESTED EQUITY

(in € thousand)	Net assets attributable to Division LABELS	Currency translation differences	Hedging reserves for cash flow hedges	Actuarial gains and losses	Total invested equity attributable to Division LABELS	Non-controlling interests	Total invested equity
Balance at 1 January 2015	92,782	6,208	(648)	(705)	97,638	20,499	118,137
Net income	18,024				18,024	8,556	26,580
Other comprehensive income (loss), net of tax		6,847	511	(17)	7,341	(964)	6,377
Total comprehensive income (loss), net of tax	18,024	6,847	511	(17)	25,365	7,592	32,957

Capital increase	16,194				16,194		16,194
Carve out tax	1,399				1,399		1,399
Carve out push down of expenses	1,545				1,545		1,545
Dividends	(31,010)				(31,010)	(9,691)	(40,701)
Other transactions	(11,872)				(11,872)	(9,691)	(21,563)

Balance at 31 December 2015	98,934	13,054	(137)	(722)	111,131	18,400	129,531

Balance at 1 January 2016	98,934	13,054	(137)	(722)	111,131	18,400	129,531
Net income	23,152				23,152	7,425	30,578
Other comprehensive income (loss), net of tax		3,508	(1,312)	(199)	1,996	1,365	3,361
Total comprehensive income (loss), net of tax	23,152	3,508	(1,312)	(199)	25,149	8,790	33,939

First Consolidation Afripack Consumer Flexibles (Labels) Pty. Ltd.	3,072				3,072	1,392	4,463
Acquisition Non-controlling Interests	1,232				1,232	(1,232)	0
Capital increase	300				300		300
Carve out tax	1,498				1,498		1,498
Dividends	(17,019)				(17,019)	(5,577)	(22,595)
Other transactions	(10,917)	0	0	0	(10,917)	(5,417)	(16,334)

Balance at 31 December 2016	111,170	16,562	(1,449)	(921)	125,362	21,774	147,136

NOTES TO THE COMBINED FINANCIAL STATEMENTS

A.	GENERAL

Introduction and Background

Constantia Flexibles Holding GmbH (Constantia Flexibles), headquartered at Handelskai 92, Vienna, with its ultimate parent company Wendel SA, is a global producer of flexible packaging products. The products are mainly based on aluminum (foil), film and paper and the product portfolio includes everyday use products such as food, dairy, pet food, household and personal care products, pharmaceutical and medical products, as well as beverages. Constantia Flexibles classifies its product portfolio into three divisions: Food, Pharma and Labels. The Food division is a global leader in several of its market segments (confectionery packaging, pre-cut seals, and aluminum wrapping). The Pharma division is second-largest manufacturer of foil based blister packs for medication. The Division Labels is the world’s leading manufacturer of beer labels and in-mold labels.

During the first halfyear of 2017, the Managing Board of Constantia Flexibles announced its intent to sell the Division Labels and in July 2017 signed the Share purchase agreement with Multi-Color Corporation. The combined financial statements are prepared on a basis consistent with the planned transaction

The Combined Financial Statements include:

•	Combined Balance Sheet,

•	Combined Statements of Profit or Loss,

•	Combined Statements of Other Comprehensive Income,

•	Combined Statements of Changes in Invested Equity and

•	the Combined Statements of Cash Flows

The Combined Financial Statements were prepared in accordance with accounting policies set out in the sections “Basis of Preparation” and “Accounting policies”.

The Combined Financial Statements have been prepared in thousands of euro (€ thousand). Rounding differences may arise when individual amounts or percentages are added together.

During the reporting periods of the Combined Financial Statements, the Division Labels was ultimately centrally managed by the Managing Board of Constantia Flexibles, as well as the members of the Extended Management Board - Labels. Historically, the Division Labels has been reported as a separate segment within the consolidated financial statements of Constantia Flexibles Group GmbH (subsidiary of the Constantia Flexibles Holding GmbH) which were prepared for the Vienna stock exchange purposes for the financial periods 2015 and 2016. The Managing Board of Constantia Flexibles, located in Vienna prepared and authorized the issuance of the Combined Financial Statements on September 7, 2017.

Description of the Division Labels transaction scope

The Division Labels includes pressure-sensitive, in-mould as well as film labels (including sleeve) and cut-and stack labels. The Division Labels focuses on prime labels for beverages (incl. soft drinks, beer and water), HPC and food (mainly within in-mould labels for injection moulding)

An overview of the legal entities that comprise the Labels activities and from which the Labels activities were considered for inclusion in the scope of combination of the Combined Financial Statements is presented in the Chapter N (Division Labels Entities):

Based on a legal view, the Division Labels does not constitute a sub-group. Historically, the Division Labels has been largely operated on a stand-alone basis and comprises legal entities which are fully dedicated to the Division Labels. The only exception is Afripack, where only one plant (Afripack Durban) belongs to the Division Labels. This plant is included in the scope of the combined financial statements. In the course of the transaction a carve-out of the plant into a new separate legal entity fully dedicated to the Division Labels is planned. For Afripack Durban exists a separate accounting area, so all financial information is distinct from the remaining Afripack plants and can be assigned clearly to the Division Labels. Further legal reorganization is not needed.

Constantia Labels GmbH is shareholder of two subsidiaries, Constantia Ebert GmbH and Constantia Nusser GmbH, that are fully assigned to other segments and do not operate within the Division Labels. For the Combined Financial Statements the investments in those two subsidiaries were eliminated via Equity directly as of January 1, 2015.

During the reporting periods covered by the combined financial statements, the Division Labels is not a legal entity in its own right. It is an integral part of Constantia Flexibles, and as such, there is no separate share capital in the combined financial statements of the division Labels. Total invested equity attributable to shareholders of the Division Labels represents Constantia’s interest in the recorded net assets of the Division Labels. The Division Labels is therefore still part of Constantia Flexibles during the reporting periods presented within these Combined Financial Statements. The non-Labels activities of Constantia Flexibles are referred to as “Remaining Constantia Flexibles” for purposes of the combined financial statements (as further defined below). Non-Labels activities do not exist to a material extent.

Basis of Preparation

General principles

The Division Labels historically has not prepared separate consolidated financial statements for internal or external reporting purposes. Constantia Flexibles has prepared these Combined Financial Statements for use for an agreed upon transaction with Multi-Color Corporation. These combined financial statements were prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (IASB).

The Division Labels used the same accounting policies and valuation methods for the preparation of these Combined Financial Statements as those used by Constantia Flexibles companies for the preparation of the financial information included in Constantia Flexibles consolidated financial statements, unless such accounting policies and valuation methods are not in accordance with IFRS when presenting the Division Labels as a group of companies and operations independent of Constantia Flexibles. The Combined Financial Statements were prepared on the historical carrying amounts as included in Constantia Flexibles Group GmbH consolidated financial statements.

Since IFRS does not provide any guidance for the preparation of Combined Financial Statements, IAS 8.10 and 8.12 have been used for the preparation of the Combined Financial Statements. In the absence of IFRS specific guidance, IAS 8.10 requires management to use judgment in developing and applying accounting policies which produce information that is relevant to users, reliable and free from bias, and complete in all material respects. In addition, IAS 8.12 requires that the latest pronouncements of other standard setters, other accounting literature and accepted industry practice should be considered when developing accounting policies. The developed accounting policies are described in this Note.

The Combined Financial Statements are comprised of the Combined Balance Sheet as of December 31, 2016 and, December 31, 2015 the Combined Statements of Profit or Loss, the Combined Statements of Other Comprehensive Income, the Combined Statements of Changes in Invested Equity and the Combined Statements of Cash Flows for the years ended at December 31, 2016, 2015 and as well as all required notes.

As Constantia Flexibles prepared its Consolidated Statements of Profit or Loss using the cost of sales (function of expense) method in accordance with IAS 1, the Combined Financial Statements of Income for the Division Labels are prepared based on this approach as well.

The Combined Financial Statements may not be indicative of the Division Labels future performance and do not necessarily reflect what it’s combined results of operations, financial position and cash flows would have been had the Division Labels operated as an independent group/business during the periods presented. In addition to favorable industry and market conditions including raw material costs, the future profitability and cash flows of the Division Labels depends on its ability to receive financing. Historically, financing has been made available via legal entities to the Division Labels by Constantia’s Treasury function.

Carve-out Considerations

Division Labels Combined Financial Statements are presented using the historical purchase price allocation figures. Purchase price allocation effects arising from the first consolidation in the Wendel group (ultimate parent) following the acquisition of the Constantia Flexibles by Wendel as of March 26, 2015 are excluded from the scope to present reported period 2015 and 2016 consistently.

The Combined Financial Statements have been prepared on a “carve-out” basis from the Constantia Flexibles Group GmbH consolidated financial statements using the historical results from operations, assets and liabilities and cash flows attributable to the Division Labels and include allocations of revenue, income, expenses, assets and liabilities from Constantia Flexibles.

As most subsidiaries of the Labels division are fully dedicated to the Labels operations, all financial information is explicitly assignable to the Labels division and further allocation keys are not needed.

Combined Statements of Profit or Loss

The Combined Statements of Profit or Loss reflects the revenue and expenses attributable to the Division Labels. Revenue or operating expenses of the Division Labels were specifically identified as pertaining to the Division Labels without allocation keys and apportionment as each subsidiary or accounting area is fully dedicated to the Division Labels’ activities.

Other income or expenses incurred by Constantia Flexibles were allocated to the Division Labels to the extent that they were related to the Division Labels’ activities. The headquarter services are charged to the group entities through

(i) direct charges, if the services and costs can be determined and directly allocated and

(ii) through management fees.

Constantia Flexibles applies a standard mark-up of 7% on total costs for the services (which Management noted is at arm’s length). Indirect costs are allocated to the group entities based on different allocation keys (mainly external sales, balance sheet total, number of employees).

Constantia Flexibles management services include the following:

The extended management board has overall responsibility, including Constantia’s strategic planning and determination of the overall strategy. The management fee includes the compensation for Mike Henry (EVP Labels), Oliver Apel (FD Labels) 50% of Ottmar Raum (Head of H&N), 50% of Dan Muenzer (VP Marketing Spear) and two controller in the headquarter exclusively working for the Division Labels. The allocation key in use are the external sales of the Division Labels and its total assets.

Accounting and controlling is responsible for internal and external reporting, controlling and consolidation. This services are allocated to the Division Labels based on total sales and total assets of Constantia Flexibles related to the Division Labels.

Corporate development and M&A services manages the process from screening of the potential transaction target from a strategic point of view to the closing of share purchase price agreements. The charges for the Division Labels are determined by Constantia Flexibles total sales and a weighting of total sales, total assets and the number of employees at Constantia Flexibles assignable to the Division Labels.

Communication and investor relations is responsible for communication related services within the capital market items. Total sales per Labels entity are the allocation key in use to determine the share for the Division Labels.

Constantia Flexibles finance and treasury services performs the finance services (e.g. cash management, risk management, information supply, insurance policies, hedging, liquidity management, etc.). The share allocated to the Division Labels is determined by the weighting the portion of total sales, total assets and outstanding credit limits for each Labels entity.

Legal and tax department is involved in all essential legal and tax issues at a strategic level in relation to M&A, loan agreements, employment contracts, stock exchange, capital market. Furthermore, it is responsible for all strategic tax planning matters of Constantia Flexibles. The allocation key is calculated by the weighting of total external sales, total assets and the number of employees. This allocation key also applies for internal audit, who performs internal audit service for whole Constantia Flexibles on a regular basis.

Human Resource Management is responsible for recruiting, assessing and selecting top managers for Constantia Flexibles and costs are solely allocated by the number of employees.

Sales and product management: As a basic principle, the production entities of the division sell and deliver their products directly to the customers. The sales entities of Constantia Flexibles perform sale support activities either directly or by involving local third party sales representative/agents if necessary. Charges for sales and product management are allocated based on total sales and total assets.

Research and development: Constantia Flexibles has a couple of R&D centers including H&N GmbH for the Division Labels. R&D activities in Constantia Flexibles processes and mainly relate to production processes after the rolling phase. In general, the development of application technology is the most crucial R&D function, while fundamental research represents only a very small portion of the whole R&D activities. The R&D center also covers quality control and regulatory affairs. The R&D activities focus on client-oriented development of the application technology and therefore the R&D centers work closely together with customers. The application engineers of the R&D centers are in regular contact with the sales managers and participate in the sales meetings for information exchange purposes. As H&N is included in the Division Labels, intragroup charges for the Division Labels are not material. Any R&D costs incurred at headquarter would be allocated based on total sales of Constantia Flexibles and sales of the Division Labels.

Procurement and global sourcing: Purchasing has a decentralized organization with a central coordination function at the headquarters. Within each production site, there is a person responsible for local procurements (selection of small volume third party suppliers for local demand, negotiating contractual terms, etc.). All category strategies incl. price negotiations – relevant categories are coordinated and defined by Constantia Flexibles procurement. Raw materials such as aluminum are hedged on Constantia Flexibles level by the treasury department. Charges for procurement and global sourcing are determined by the purchase volume of the Division Labels.

IT – Constantia Flexibles does not have a uniform and centralized IT structure for historical reasons. Since strategic decisions were always taken on division level, the IT strategy differs from division to division. IT costs are charged based on weighted total external sales and number of employees.

The allocation keys are generally consistent with those Constantia Flexibles used to allocate expenses among its segments.

Management considers these allocations to be a reasonable reflection of the utilization of services provided. If the Division Labels would have been a separate, standalone company, its expenses may have differed significantly from amounts reflected in the Combined Statements of Income.

Combined Balance Sheet

Inventories, accounts receivable, property, plant, and equipment, buildings, land, intangible assets (except for goodwill), accounts payable, employee-related provisions and other accruals were directly attributable to the Division Labels as each subsidiary or accounting area is fully dedicated to the Division Labels’ activities.

In the course of the carve-out of the Division Labels the CGU structure changed. In the Consolidated Financial statements of Constantia Flexibles, the division Labels did constitute a single CGU. The segment reporting did not contain any regional or single plant based information. However, within the Labels division the regional managers did report financial information to the EVP. Thus, there is financial information covering the period of the Combined Financial Statements available and a new CGU structure was set up. Consequently, the goodwill recognized at Group Level needed to be recognized based on the relative values of each new CGU. The relative value is usually based on the recoverable amounts of the CGUs. Therefore, the Labels division calculated its relative values based on the value in use of each CGU. The relative values are calculated based on the total carrying amount and total goodwill as of December 31, 2015. The acquisition of Pemara Labels Group in 2016 resulted in an additional separate CGU and a directly attributable goodwill. The CGU structure and the referring carrying amounts of goodwill are shown in Note (Goodwill).

Total invested equity attributable to shareholders of the Division Labels—Because a direct ownership relationship did not exist among the various operations comprising the Division Labels, total invested equity attributable to shareholders of the Division Labels represents Constantia Flexibles’s interest in the recorded net assets of the Division Labels and is shown in lieu of shareholder’s equity in the Combined Financial Statements. Total invested equity attributable to shareholders of the Division Labels does not includes the settlement of intercompany transactions with the Parent.

Income taxes were determined based on the assumption that the operations in the Division Labels were separately taxable entities. This assumption implies that the current and deferred income taxes of all operations are calculated separately and the recoverability of the deferred tax assets is also assessed accordingly. The operations of the Division Labels did not file standalone tax returns in previous years, as they were not separate legal entities and were integrated into non-Labels tax groups. The respective current tax assets, liabilities and deferred tax assets on loss carry forwards, needed to be allocated to the Division Labels entities, assets and liabilities. For all traditional and reverse carve-out locations this allocation is performed based on the assumption, that either the contribution from or the distribution to the respective tax filing group member, has a corresponding effect in the equity of the tax filing group member as of the end of the fiscal year. For all carve-out locations current taxes, either historically incurred or allocated are deemed to be paid by the respective tax filing group member and hence included in the line item “income taxes paid” in the Combined Statements of Cash Flows.

In order to determine the taxable income, a hypothetical transfer-pricing model was applied, taking into account equalization payments for both, over- and under-utilization to the target margins.

Management considers the separate tax return approach to be reasonable, but not necessarily indicative of the tax income or expenses that would have been incurred if the entities and operations were indeed separate taxable entities.

Non-controlling interest attributable to subsidiary Verstraete in-mould Labels NV was recognized in the full amount despite of fact that put call option was contracted between the Division Labels and the non-controlling shareholder. This accounting treatment is different to the Constantia Flexibles consolidated financial statements where the non-controlling interest is reduced by the recognition of the put call option liability.

Combined Statements of Cash Flows

The Division Labels financing requirements are primarily met by the cash transfers with Constantia Flexibles and are reflected in the financing and the investing section of the Combined Statements of Cash Flows. This represents net cash transfers to and from Constantia Flexibles Treasury function for the settlement of various intercompany transactions and financing requirements with Constantia Flexibles.

Financing of the Labels division

Historically, Constantia Flexibles managed the financing of the Division Labels’ business and utilized a centralized approach to cash management. In addition to cash and cash equivalents balances held directly at various locations, the Division Labels pools cash balances, cash deposits and funding directly with the centralized Constantia Flexibles Treasury function. Constantia Flexibles treasury agrees interest rates with each group entity. The financing presented in the Combined Financial Statements may differ significantly from the financing of the future standalone Division Labels.

The capital structure attributed to the Division Labels in connection with the preparation of these Combined Financial Statements is presented as total invested equity attributable to the shareholders of the Division Labels, and as such, is not indicative of the capital structure that the Division Labels would have required had it been a standalone entity during the reporting periods presented.

B.	REPORTING CURRENCY AND CURRENCY TRANSLATION

Functional currency and presentation currency

These combined financial statements are presented in euros, the presentation currency of the parent company. The combined financial statements have been drawn up in thousands of euros. Numerous amounts and percentages reported in the combined financial statements have been rounded, so totals may differ from the amounts presented.

Foreign currency transactions

Foreign currency transactions were translated into the relevant functional currency of the Divisional entities at the transaction date using the exchange rate prevailing at that time. Monetary assets and liabilities denominated in a foreign currency at the closing date were translated into the functional currency at the closing rate. Non-monetary assets and liabilities measured in a foreign currency at fair value were translated at the exchange rate prevailing at the date when fair value was determined. Currency translation differences from the translation of transactions are generally recognized in profit or loss for the period.

In the reporting periods exchange rate differences (operating result and net financial income and expense) in the amount of 2015: €4,904 thousand (expense), 2016: €4,243 thousand (expense), were recognized in the combined statement of profit or loss.

Foreign operations

Assets and liabilities of entities whose functional currency is not the euro, including goodwill and fair value adjustments arising on acquisition, are translated into euros at the closing rate at the reporting date. The income and expenses of foreign operations are translated on a monthly basis using the monthly average exchange rate.

Currency translation differences are recognized in other comprehensive income and presented in the currency translation reserve in equity, to the extent that the currency translation difference is not attributable to non-controlling interest.

Upon the disposal of a foreign operation, the corresponding cumulative amount in the currency translation reserve is reclassified to the statement of profit or loss as part of the disposal gain/loss. In the case of only partial disposal without loss of control of the subsidiary, the corresponding portion of the cumulative amount of the currency translation difference is allocated to non-controlling interest. If the settlement of monetary items in the form of receivables or liabilities from or to a foreign operation is neither planned nor likely to occur in the foreseeable future, the resulting foreign exchange gains and losses are recognized as part of the net investment in the foreign operation.

Currencies relevant to the Group

The exchange rates of the currencies relevant to Division Labels are as follows:

		Reference rate at the balance sheet date				Annual average rate
		12/31/2015		12/31/2016		2015		2016
United Arab Emirates Dirham	AED	3.98810		3.86240		4.08963		4.06427
Australian Dollar	AUD	1.48970		1.45960		1.48310		1.48773
Canadian Dollar	CAD	1.51160		1.41880		1.41628		1.46665
Chinese Yuan Renminbi	CNY	7.06080		7.32020		6.98666		7.31989
Czech Crown	CZK	27.02300		27.02100		27.32883		27.04250
Danish Krone	DKK	7.46260		7.43440		7.45922		7.44743
British Pound	GBP	0.73395		0.85618		0.72794		0.81251
Indonesian Rupiah	IDR	n/a	*	14,167.68000		n/a	*	14,775.34667
Indian Rupee	INR	72.02150		71.59350		71.40098		74.23577
Mexican Peso	MXN	18.91450		n/a	*	17.58337		n/a	*
Malaysian Ringgit	MYR	4.69590		4.72870		4.30803		4.56103
Polish Zloty	PLN	4.52400		4.53900		4.43730		4.49205
New Romanian Leu	RON	4.26390		4.41030		4.18484		4.36220
Russian Ruble	RUB	80.67360		64.30000		68.07342		74.67359
Swedish Crown	SEK	9.18950		9.55250		9.35410		9.44101
Singapore Dollar	SGD	1.54170		1.52340		1.52771		1.52577
Turkish Lira	TRY	3.17650		3.70720		3.01103		3.29841
US Dollar	USD	1.08870		1.05410		1.11500		1.10605
Vietnamese Dong	VND	n/a	*	23,945.99000		n/a	*	24,728.34583
South African Rand	ZAR	16.95300		14.45700		14.03736		16.33687

*	Not applicable: this currency was not reported in the respective reporting period.

C. CONSOLIDATION METHODS

Basis of combined financial statements

The combined financial statements incorporate Division Labels and the companies under the common control and managed together. The Group controls a company in accordance with IFRS 10 if all of the following criteria are met:

•	it has power over the investee;

•	it is exposed, or has rights, to variable returns from the Group’s involvement in the investee;

•	it has the ability to use its power over the investee to affect the amount of the Group’s returns.

The financial statements of subsidiaries are included in the combined financial statements from the date on which control begins and until the date on which control ceases.

If the Group loses control of a subsidiary, it disposes of the assets and liabilities of the subsidiary and any related non-controlling interest and other components of equity. Any gain or loss is recognized in the statement of profit or loss. Any retained interest in the former subsidiary is measured at fair value at the date on which control was lost.

The Group treats transactions with non-controlling interest that do not result in a loss of control as transactions with owners of the Group in their capacity as owners. Any difference between the fair value of the consideration paid and the acquired interest in the carrying amount of the net assets of the subsidiary resulting from the acquisition of a non-controlling interest is recognized in equity. Gains and losses arising on the disposal to non-controlling interest shareholders are also recognized in equity.

The annual financial statements of the combined entities included in the combined financial statements are based on uniform accounting policies. The reporting date for the majority of combined companies is December 31. Entities of the Pemara Group have different reporting dates. Additional financial information as of December 31, has been prepared for combination purposes.

Business combinations

The Group accounts for business acquisitions using the acquisition method, which is the only method permitted by IFRS 3, on the date when the Group obtains control. The consideration transferred for the acquisition and the identifiable net assets acquired are generally measured at fair value. Any resulting goodwill is tested annually for impairment in accordance with IAS 36. A bargain purchase is recognized immediately in profit or loss. Costs related to acquisitions are recognized as expenses in the periods in which they are incurred.

Non-controlling interest

Non-controlling interest are measured at their proportionate share of the net identifiable assets of the acquiree at the acquisition date. Changes in the Group’s investment in a subsidiary that do not result in a loss of control are accounted for as an equity transaction.

Transactions eliminated

Intercompany balances and transactions and any unrealized income and expenses arising from intercompany transactions are eliminated when preparing the combined financial statements. As part of the elimination of intercompany balances, intercompany trade receivables and other receivables are offset against the corresponding intercompany liabilities.

D.	ACQUISITIONS AND OTHER CHANGES TO THE SCOPE OF COMBINED FINANCIAL STATEMENTS

The scope of combined financial statements of the Division Labels changed as follows in the reporting periods:

fully consolidated companies
Balance as of January 1, 2015	26
Foundation CF Australia Holding Pty. Ltd.	1
Foundation CF Holding Pty. Ltd.	1

Balance as of December 31, 2015	28

Balance as of January 1, 2016	28
First consolidation Afripack Consumer Flexibles (Labels) Pty. Ltd.	1
First consolidation Pemara Labels Group	7

Balance as of December 31, 2016	36

The material effects of first consolidation are explained in the following.

1. REPORTING PERIOD 2015

Foundation of Entities

The foundations are associated with the acquisition of the Pemara Labels Group. Their initial consolidation had no significant effects on the combined financial statements 2015.

2. REPORTING PERIOD 2016

First consolidation of Pemara Labels Group, Australia, on January 1, 2016

Constantia Flexibles acquired 100% of the shares of the Pemara Group, Australia, on November 30, 2015. The equity investment was recognized as of December 31, 2015, as an “other financial instrument”; the entity was first consolidated on January 1, 2016 considering the first consolidation in 2015 as impracticable in terms of the time constraints and considering the first consolidation effects as immaterial for the Division Labels combined financial statements for the financial year 2015.

The Melbourne-based company was founded in 1966 and produces pressure-sensitive labels, in-mold labels, and Fix-a-Form™ folding labels. Pemara operates four plants in Australia, Malaysia, Vietnam, and Indonesia and has distribution offices in Sydney, Australia, and Manila, Philippines. With the purchase of the Pemara Group, Constantia Flexibles is responding to the needs of its globally expanding clients and strengthening its regional presence in Australia and Asia.

A purchase price of €22,127 thousand and contingent consideration at the acquisition date amounting to €7,613 thousand (present value December 31, 2016: €8,318 thousand) were agreed.

Contingent consideration: The Constantia Flexibles has contractually agreed to grant the seller an additional future purchase price based on earnings (earn-out agreement). The contingent component of the purchase price is measured based on Level 3 inputs in the fair value hierarchy.

The following table shows an overview of the assets and liabilities as of the date of first consolidation.

(in € thousand)	Fair Value, as of 1/1/2016
Intangible assets	6,077
Tangible assets	10,512
Deferred tax assets	20
Other non-current assets	38

Non-current assets	16,647
Inventories	3,123
Trade receivables	5,738
Tax receivables	21
Other receivables	1,110
Cash and cash equivalents	2,686

Current assets	12,679

Total assets	29,326

Provisions (non-current)	143
Interest-bearing financial liabilities(non-current)	2,807
Deferred tax liabilities	2,446

Non-current liabilities	5,396
Interest-bearing financial liabilities(current)	3,130
Trade payables	6,274
Tax liabilities	117
Other current liabilities	1,021

Current liabilities	10,542

Total liabilities	15,938

Acquired net assets	13,387

The fair value of the trade receivables was €5,738 thousand. The gross amount of the trade receivables acquired was €5,873 thousand.

Goodwill

The goodwill from the acquisition amounts to €16,352 thousand. The amount of goodwill changed to €16,689 thousand between the date of initial measurement and the reporting date due to the measurement of foreign currency.

The goodwill is essentially attributable to the expertise of the Pemara Group’s employees and the expected synergy effects from the integration of the company. The goodwill is attributable to the Pemara subgroup CGU. The goodwill is not expected to be tax deductible.

Contribution to the net result

The Pemara Group contributed sales of €34,571 thousand, EBITDA of €3,260 thousand and earnings of €621 thousand to the net result in fiscal year 2016.

First consolidation of Afripack Group, South Africa, on January 1, 2016

The Constantia Flexibles purchased 95% of the shares of the Afripack Group on December 10, 2015. The only plant belonging to Division Labels is Afripack Durban. The equity investment was recognized as of December 31, 2015, as an “other financial instrument”; the entity was initially consolidated on January 1, 2016 considering the first consolidation in 2015 as impracticable in terms of the time constraints and considering the first consolidation effects as immaterial for the Division Labels combined financial statements for the financial year 2015.

Afripack, which is based in Durban, is the second largest company for flexible packaging in South Africa and sub-Saharan Africa. The company produces flexible food packaging and labels for the local market and for selected African export countries. Afripack operates six plants in South Africa, one in Kenya, and one in Mauritius. With the acquisition of the Afripack Group, Constantia Flexibles continues to expand its position in the African growth market.

The following table shows an overview of the assets and liabilities from Afripack Durban (Labels) as of the date of first consolidation.

(in € thousand)	Fair value as of 01/01/2016
Intangible assets	549
Property, plant and equipment	5,056
Other non-current assets and financial assets	11
Deferred tax assets	0

Non-current assets	5,617
Inventories	1,362
Trade receivables	1,642
Other receivables	309
Cash and cash equivalents	525

Current assets	3,838

Total assets	9,454
Non-current financial liabilities	1,799
Deferred tax liabilities	521

Non-current liabilities	2,320
Current provisions	0
Trade payables	2,109
Other current liabilities	322
Current financial liabilities	240

Current liabilities	2,670

Total liabilities	4,990

Acquired net assets	4,464

Non controlling interest	1,392

E.	ACCOUNTING POLICIES

The following main accounting policies were applied to the preparation of the combined financial statements of Division Labels.

Current and non-current assets and liabilities

Assets and liabilities with a residual term of up to one year were classified as current, those with a residual term of more than a year as non-current. Residual terms are always determined on the basis of the reporting date.

Intangible assets and goodwill

Goodwill

Goodwill arising from business combinations is recognized as an asset at cost less accumulated impairment losses in accordance with IFRS 3. It is tested for impairment each year and whenever there are indications of impairment. Any impairment loss is immediately recognized in the combined statement of profit or loss. Goodwill impairment losses are not reversed.

Other intangible assets

Other intangible assets relate to purchased intellectual property rights, licenses, patents, concessions, trademarks, and capitalized development costs.

Other intangible assets acquired by the Constantia Flexibles and that have finite useful lives are measured at cost less accumulated amortization and impairment losses.

Research and development

Expenditure on research activities is recognized in the statement of profit or loss as incurred.

Development costs are capitalized only if the following can be demonstrated in accordance with IAS 38.57:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	Constantia Flexibles intends to complete the intangible asset and to use or sell it;

•	Constantia Flexibles is able to use or sell the intangible asset;

•	the intangible asset will probably generate future economic benefits;

•	adequate technical, financial, and other resources to complete the development and to use or sell the intangible asset; and

•	Constantia Flexibles is able to reliably measure the expenditure attributable to the intangible asset during its development.

Other development expenditures are recognized as expenses for the period. Capitalized development expenditure is measured at acquisition cost less accumulated amortization and accumulated impairment losses.

Overall, expenditure of 2015: €1,289 thousand, 2016: €1,486 thousand on research and development activities were expensed. Development costs of 2015: €812 thousand, 2016: €606 thousand were capitalized in the reporting periods.

Separate acquisitions (additional acquisition costs)

In accordance with IAS 38, separate acquisitions are recognized only when they increase the future economic benefits embodied in the asset to which they relate and they can be reliably measured. All other expenses, including expenses for an internally generated brand name, are recognized in the statement of profit or loss for the period.

Amortization of intangible assets

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization is recognized in the statement of profit or loss. Goodwill is not amortized.

The estimated useful lives are as follows:

• Patents, brands, software, capitalized development costs, and other assets	1 to 10 years

• Customer relationships	7 to 15 years

The amortization methods, useful lives, and residual values are reviewed at each reporting date and adjusted as necessary.

Tangible Assets

Recognition and measurement

In accordance with IAS 36 tangible assets are measured at cost less accumulated depreciation and impairment losses. If parts of an item of tangible assets have different useful lives, they are recognized as separate items (major components) of tangible assets. Any gain or loss on the disposal of an item of tangible assets is recognized in profit or loss.

Subsequent costs

Subsequent expenditures are capitalized only when it is probable that future economic benefits associated with the expenditures will flow to the Group.

In accordance with IAS 16.14, costs for regular major maintenance that are a condition for continuing to operate an item of tangible assets are recognized as a replacement in the carrying amount of the asset if the recognition criteria are met. Any remaining carrying amount of the cost of the previous inspection is derecognized.

Depreciation

Depreciation is calculated in order to write off the cost of items of tangible assets, less their estimated residual values, by the straight-line method over their estimated useful lives. Depreciation is recognized in the statement of profit or loss. Leased assets are depreciated over the shorter of the term of the lease or the useful life of the asset unless it is reasonably certain that title will pass to the Group by the end of the lease. The value of land does not depreciate.

For the current fiscal year and comparative years, the estimated useful lives of significant items of tangible assets are as follows:

• Offices, factories, and other buildings	25 to 50 years

• Technical plant and machinery	6 to 50 years

• Other equipment, operating and office equipment	4 to 12 years

The depreciation methods, useful lives, and residual values are reviewed at each reporting date and adjusted as necessary.

Financial instruments

The Group classifies primary financial assets into the following categories in accordance with IAS 39:

•	measured at fair value through profit or loss,

•	held-to-maturity investments,

•	loans and receivables, and

•	available-for-sale financial assets.

Recognition and derecognition of primary financial assets and liabilities

Recognition

The Group recognizes both loans and receivables and issued debt securities as of the date on which they arise. All other financial assets and liabilities are initially recognized at the trade date.

Derecognition

The Group derecognizes a financial asset when the contractual rights to the cash flows from an asset expire or it transfers the rights to receive the cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset. Derecognition also takes place when the Group transfers substantially all the risks and rewards of ownership and does not retain control of the transferred asset.

Financial liabilities are derecognized when the contractual obligations are discharged or canceled, or expire.

Financial assets and liabilities are offset and reported net in the balance sheet if the Group has a legally enforceable right to set off the recognized amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Measurement of primary financial assets

Financial assets measured at fair value through profit or loss

A financial asset is measured at fair value through profit or loss if it is held for trading or designated as such at initial recognition. Attributable transaction costs are recognized in the statement of profit or loss as incurred. Financial assets that are measured at fair value through profit or loss are measured at fair value. Any remeasurement gain or loss is recognized in profit or loss. The recognized net gain or loss includes any dividend or interest earned on the financial asset and is reported in the statement of profit or loss.

Held-to-maturity investments

These assets are initially measured at their fair value plus directly attributable transaction costs. In the course of subsequent measurement, they are measured at amortized cost using the effective interest method.

Loans and receivables

Upon initial recognition, these assets are measured at their fair value plus directly attributable transaction costs. In the course of subsequent measurement, they are measured at amortized cost using the effective interest method.

Trade receivables

These are classified as “loans and receivables” and are carried at amortized cost. If collectability is doubtful, customer receivables are measured at the lower present value of the estimated future cash flows. In addition to the required individual valuation allowances, identified risks from the general credit risk are taken into account by recognizing general valuation allowances.

Cash and cash equivalents

Cash and bank deposits are measured at cost. They include cash on hand, bank call deposits, and other short-term, highly liquid investments with a maximum term of three months at the date of acquisition.

Available-for-sale financial assets

These assets are initially measured at their fair value plus directly attributable transaction costs. In the course of subsequent measurement, available-for-sale financial assets are measured at fair value and corresponding changes in value (with the exception of impairment losses) are recognized in other comprehensive income and presented in the “available-for-sale” reserve in equity. If an asset is derecognized, the accumulated other comprehensive income is reclassified to the statement of profit or loss. Shares in other companies for which no quoted price in an active market is available and whose fair value cannot be determined reliably are measured at cost.

Measurement of primary financial liabilities

Primary financial liabilities are initially recognized at fair value less directly attributable transaction costs. In the course of subsequent measurement, these financial liabilities are measured at amortized cost using the effective interest method.

Derivative financial instruments and hedge accounting

The Group holds derivative financial instruments to hedge against price, currency, and interest rate risks. Under certain conditions, embedded derivatives are separated from the host contract and recognized separately.

Derivatives are initially recognized at fair value. Attributable transaction costs are recognized in the statement of profit or loss when incurred. Derivatives are subsequently measured at fair value. Any resulting changes are generally recognized in the statement of profit or loss.

Cash flow hedges

For derivatives that are designated as hedges against the risk of variability in cash flows, the effective portion of the derivative’s fair value change is recognized in other comprehensive income and shown in the hedging reserve in equity. The ineffective portion of fair value changes is recognized in the statement of profit or loss for the period.

The cumulative amount recognized in equity initially remains in other comprehensive income and is reclassified to the statement of profit or loss in the same period or periods in which the hedged item affects profit or loss.

Hedge accounting is discontinued insofar as the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated, exercised, or no longer designated as a hedging instrument. If a forecast transaction is no longer expected to occur, the cumulative amount previously recognized in equity is reclassified to the statement of profit or loss.

Physical aluminum stocks are hedged by means of forward sales on the London Metal Exchange (LME). They are subsequently measured at fair value.

Fair value hedges

In fair value hedges, both the hedged exposure of the hedged item and the derivative hedging instrument are measured at fair value through profit or loss.

Hedge accounting is discontinued if the Group terminates the hedging relationship, the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for the purpose of hedging. At this time, the adjustment to the carrying amount of the hedged item attributable to the hedged risk starts being reversed to profit and loss.

Put options

The Constantia Flexibles has entered into obligations in respect of non-controlling interest shareholders of its subsidiaries. As a result of these agreements, the non-controlling interest shareholders have the right to tender their shares for sale at previously established conditions. At the time the agreements were entered into, none of them resulted in the transfer of material opportunities and risks to the Constantia Flexibles. A liability is recognized in the amount of the present value of the probable future exercise price. This amount is reported separately as a liability and as of first consolidation is recognized against the equity of the parent. The unwinding of the discount on the liability is recognized in interest expense, and changes in value are recognized in other net financial income and expense.

Impairment

Non-financial assets

Apart from inventories and deferred tax assets, the carrying amounts of non-financial assets are reviewed at each reporting date in order to determine whether there is evidence of impairment. If this is the case, the recoverable amount of the asset is calculated as capital employed including the Fixed assets and Working capital. Goodwill and intangible assets with an indefinite useful life are tested for impairment annually.

To determine whether impairment exists, the assets are combined into the smallest group of assets that generates cash inflows from continuing use and that are largely independent of the cash inflows from other assets or cash-generating units (CGUs). Goodwill acquired in a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the merger. As a rule, the lowest level at the Constantia Flexibles corresponds to individual operating companies or groups of operating companies.

The recoverable amount of an asset or CGU is the higher value of its value in use and fair value less cost to sell. In assessing value in use, the estimated future cash flows are discounted to their present value, using a pre-tax discount rate that reflects current market movements of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.

Impairment losses are recognized in the statement of profit or loss. Impairment losses that are recognized in respect of CGUs are first allocated to the goodwill attributed to the CGU and subsequently allocated to the carrying amount of the other assets of the CGU on a pro rata basis.

Goodwill impairment losses are not reversed. For other assets, an impairment loss is reversed only to the extent that the carrying amount of the asset does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Primary financial assets

A financial asset that is not classified at fair value through profit or loss is reviewed at each reporting date in order to determine whether there is objective evidence of impairment.

Objective indications that impairment losses have occurred in financial assets are:

•	the failure or default of a debtor;

•	the restructuring of an amount owed to the Group on terms that the Group otherwise would not take into consideration;

•	notification that a debtor or issuer will enter bankruptcy;

•	adverse changes in the payment status of borrowers or issuers;

•	the disappearance of an active market for a security;

•	observable data pointing to a substantial reduction of expected payments by a group of financial assets.

For an equity instrument held, a significant or prolonged decline in the fair value below its historical cost is considered an objective indication of impairment.

Financial assets measured at amortized cost

The Group considers evidence of impairment for these financial assets both at the level of the individual asset and at the collective level. All assets that are of significance individually are assessed for specific impairment. Those assets that turn out not to be specifically impaired are then collectively assessed for any impairment that has occurred but has not yet been identified. Assets that are not significant on their own are collectively assessed for impairment by grouping together assets with similar risk characteristics.

In assessing collective impairment, the Group uses historical information about the timing of revenue and the amount of losses incurred, adjusted for the exercise of judgment by the Executive Board as to whether the current economic and credit conditions are such that the actual losses are likely to be greater or less than the losses that would be expected, based on historical trends.

An impairment loss is calculated as the difference between the carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate of the asset. Losses are recognized in the statement of profit or loss and in other operating expenses. If the corporation has no realistic prospects of collectability of the asset, the amounts are derecognized. If an event that occurs after the recognition of the impairment loss results in a reduction of the amount of the impairment loss, the reduction of the impairment loss is recorded in the statement of profit or loss.

Inventories

In accordance with IAS 2, inventories are measured at the lower of cost and net realizable value. The cost of raw materials, consumables, and supplies is based on the moving average price method. In the case of manufactured products (unfinished and finished products), cost includes an appropriate share of the production overheads based on normal operating capacity (pro-rated material and production overheads). General administration and selling expenses are not capitalized.

Net realizable value is the selling price attainable in the normal course of business less the estimated costs required to complete the product and the necessary costs to make the sale. Inventory risks arising from the storage period and from reduced marketability are covered by appropriate valuation allowances.

Capital management

The aim of Constantia Flexibles is to keep a strong capital base so as to maintain investor, creditor, and market confidence and to ensure the sustainable development of the Company. Management regularly monitors the return on capital and seeks a balance between the increase in the rate of return that could be achieved with a higher debt ratio and the advantages of a stable capital base.

Employee benefits

Short-term employee benefits

Obligations under short-term employee benefits are recognized as an expense when the employees render the related service. A liability is recognized for the amount expected to be paid when the Group has a present legal or constructive obligation to pay this amount as a result of service rendered by the employee, and the obligation can be estimated reliably.

Other provisions

In accordance with IAS 37, other provisions are recognized where present legal or constructive obligations to third parties arise from past transactions or events that are expected to result in an outflow of assets, the amount of which can be reliably measured.

The actual amount of non-current provisions is determined by discounting the expected future cash flows using a pre-tax rate that reflects current market conditions with regard to the time value of money and the risks specific to the liability. The unwinding of the discount is presented in net financial income and expense.

Leases

Assets that are held by the Constantia Flexibles under a lease in which all the risks and rewards of ownership are transferred to the Group are classified as finance leases according to IAS 17. Upon initial recognition, the leased asset is recognized in the amount of the lower of its fair value and the present value of the minimum lease payments. After initial recognition, the asset is measured in accordance with the applicable accounting method for this asset.

Minimum lease payments under finance leases are apportioned between the finance expense and the reduction of outstanding liability. The finance expense is distributed over the term of the lease in such a way as to achieve a constant rate of interest on the remaining debt over the periods.

Assets from other leases are classified as operating leases and are not recognized in the Group’s balance sheet.

Payments made under operating leases are recognized in the statement of profit or loss on a straight-line basis over the term of the lease.

Revenue recognition

Revenue is recognized when the significant risks and rewards of ownership have been transferred to the buyer, receipt of the consideration is probable, the associated costs and possible returns can be estimated reliably, there is no continuing managerial involvement in the goods, and the amount of revenue can be measured reliably. Revenue is recorded net of returns, discounts, and rebates.

Government grants compensating the Constantia Flexibles for expenses incurred are recorded as scheduled in the statement of profit or loss in the periods in which the expenses are recognized. Government grants of 2015: €49 thousand, 2016: €177 thousand were recognized in profit or loss.

Government grants for assets are recognized at fair value if there is reasonable certainty that they will be received and the conditions attached to the grant are met. Government grants do not reduce the cost of the assets for which they were granted, but are recognized as deferred income and recognized in other operating income over the expected useful life of the related asset.

Interest income is recognized in the statement of profit or loss using the effective interest method.

Borrowing costs

In determining production costs, borrowing costs are only included if they relate to a qualifying asset in accordance with IAS 23 (Borrowing Costs). A qualifying asset is a non-financial asset that necessarily takes a substantial period of time to get ready for its intended state for use or sale. All other borrowing costs are recognized in the statement of profit or loss in the period in which they occur.

In accordance with IAS 23, Constantia Flexibles has recognized borrowing costs in the statement of profit or loss since the recognition criteria for a qualifying asset were not met.

Income taxes

The tax expense comprises current and deferred taxes. Current and deferred taxes are recognized in profit or loss, except to the extent to which they are associated with a business combination or an item recognized directly in equity or in other comprehensive income.

Current taxes

Current taxes are the expected tax liability or tax receivable on the taxable income for the fiscal year or the tax loss on the basis of the tax rates applicable or substantively applicable at the reporting date, and any adjustment to taxes payable with respect to previous years.

Deferred taxes

Deferred taxes are recognized in respect of temporary differences between the carrying amounts of assets and liabilities for consolidated financial reporting purposes and the amounts used for tax purposes. Deferred taxes are not recognized for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and affects neither accounting profit nor taxable profit;

•

temporary differences in respect of investments in subsidiaries, associates, and jointly controlled entities, if the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not be reversed in the foreseeable future, and

•	taxable temporary differences on the initial recognition of goodwill.

A deferred tax asset is recognized for unused tax losses, unused tax credits, and deductible temporary differences to the extent that it is probable that future taxable profits will be available for which they can be used. Deferred tax assets are reviewed at each reporting date and reduced to the extent to which it is no longer probable that the related tax benefit can be realized.

Deferred taxes are measured on the basis of the tax rates that are expected to be applied to temporary differences when they reverse, using the tax rates that have been enacted or substantively enacted at the reporting date.

The measurement of deferred taxes reflects the tax consequences that result from the expectations of the Group with regard to the manner of realization of the carrying amounts of its assets and the fulfillment of its liabilities at the reporting date.

Deferred tax assets and deferred tax liabilities are offset if there is a legally enforceable right to set off the recognized amounts in respect of the same tax authority, and the offset of deferred tax assets and liabilities is permitted as part of a corporate tax group.

Summary of selected measurement methods

Items	Measurement methods

Assets

Goodwill	Historical cost (subsequent measurement: impairment test)

Other intangible assets

• Purchased	Costs less accumulated depreciation, amortization and impairment charges

• Internally generated	Cost of development (direct costs and attributable overheads)

Tangible assets	Costs less accumulated depreciation, amortization and impairment charges

Other non-current assets and financial assets

• Loans and receivables	(Amortized) cost

• Available for sale	At fair value through OCI or (amortized) cost

• Held for trading	At fair value through profit or loss

Inventories	Lower of cost and net realizable value

Trade receivables	(Amortized) cost

Other receivables	(Amortized) cost

• Loans and receivables	(Amortized) cost

• Held for trading	At fair value through profit or loss

Cash and cash equivalents	(Amortized) cost

Liabilities

Provisions

• Other provisions	Discounted settlement amount

Interest-bearing liabilities	(Amortized) cost

Other financial and other liabilities	Settlement amount or fair value

Trade payables	(Amortized) cost

F.	APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS

The IASB supplemented, newly issued, adopted or revised a number of other accounting standards and interpretations in fiscal years 2015 and 2016. These implementations are applied in the reporting period depending on effective date as issued by the IASB.

Standard Interpretation	Title	Effective date pursuant to IFRSs [1]	Application at Constantia Flexibles

IFRS 17	Insurance contracts	1/1/2021	1/1/2021

IFRIC 23	Uncertainty over Income Tax Treatments	1/1/2019	1/1/2019

IFRS 16	Leases	1/1/2019	1/1/2019

IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendment)	Postponed indefinitely	Postponed indefinitely

IAS 12	Recognition of Deferred Tax Assets for Unrealized Losses (Amendment)	1/1/2017	1/1/2017

IAS 7	Disclosure Initiative (Amendment)	1/1/2017	1/1/2017

IFRS 15	Revenue from Contracts with Customers (clarification)	1/1/2018	1/1/2018

IFRS 2	Classification and Measurement of Share-based Payment Transactions (Amendment)	1/1/2018	1/1/2018

IFRS 4	Insurance Contracts (Amendment)	1/1/2018	1/1/2018

Various	Improvements to IFRSs 2014–2016	1/1/2017 / 1/1/2018	1/1/2017 / 1/1/2018

IFRIC Interpretation 22	Foreign Currency Transactions and Advance Consideration	1/1/2018	1/1/2018

IAS 40	Investment Property (Amendment)	1/1/2018	1/1/2018

IFRS 9	Financial Instruments	1/1/2018	1/1/2018

IFRS 15	Revenue from Contracts with Customers	1/1/2018	1/1/2018

IFRS 14	Regulatory deferral accruals	1/1/2016	1/1/2016

IFRS 10, IFRS 12 and IAS 28	Investment companies: Application of consolidation exemption	1/1/2016	1/1/2016

IAS 1	Disclosure initiative	1/1/2016	1/1/2016

IAS 27	Separate Financial Statements (Equity method – Amendment)	1/1/2016	1/1/2016

IAS 16 and IAS 41	Agriculture: Bearer plants (Amendment)	1/1/2016	1/1/2016

[1]	Without early application

Standard Interpretation	Title	Effective date pursuant to IFRSs [2]	Application at Constantia Flexibles

IAS 16 and IAS 38	Clarification of acceptable methods of depreciation (Amendment)	1/1/2016	1/1/2016

IFRS 11	Acquisition of interest in joint operations (Amendment)	1/1/2016	1/1/2016

IAS 19	Employee Benefits (Amendment: Defined benefit plans – Employee contributions)	1/1/2015	1/1/2015

Miscellaneous	Improvements to IFRSs 2010-2012 (2013)	1/1/2015	1/1/2015

Miscellaneous	Improvements to IFRSs 2012-2014 (2014)	1/1/2016	1/1/2016

In the reporting period 2016 endorsed, but not effective accounting standards

•	IFRS 9 (Financial Instruments)

IFRS 9, issued in July 2014, contains revised guidance for the classification and measurement of financial instruments, including a new expected credit loss model to calculate the impairment of financial assets as well as new general accounting requirements for hedging transactions, and replaces the existing guidance under IAS 39 (Financial Instruments: Recognition and Measurement).

According to IFRS 9, all financial assets are divided into three classification categories – at amortized cost, at fair value through profit or loss (FVTPL), and at fair value through other comprehensive income (FVOCI), depending on the contractual cash flow characteristics (SPPI) and the business model.

Most of the Group’s financial assets are classified as “held to maturity” and consequently measured at amortized cost. It can be assumed that this classification and measurement will be retained under IFRS 9. There are also likely to be no more than immaterial changes in the case of the financial liabilities, since only an insignificant portion of them were designated as FVTPL. Additionally, the derecognition principles in IAS 39 will be retained in IFRS 9, with the result that no effects are expected here either.

IFRS 9 requires the Group to ensure that hedging accounting complies with the objectives and strategies of the Group’s risk management, and that hedge effectiveness is assessed to a greater extent based on a qualitative and forward-looking approach. Under the new model, it is probable that more risk management strategies will meet the criteria for hedge accounting, in particular those that contain a risk hedging component (except for foreign currency risk) of a non-financial item. Under IFRS 9, derivatives that are embedded in host contracts in which the underlying is a financial asset within the scope of the standard are never accounted for separately. Instead, the hybrid financial instrument is assessed in its entirety with regard to its classification.

Hedging transactions are entered into in the Group in order to hedge against risks such as volatile aluminum prices, interest rates, and exchange rates. The Group will perform a more comprehensive analysis, but it can be assumed that the existing hedging relationships will also meet the IFRS 9 hedge accounting requirements. As a result, the Group does not expect any material effects on its hedge accounting.

IFRS 9 replaces the old incurred loss model according to IAS 39 with an expected credit loss model based on a three-tiered classification system (“buckets”) that affects the underlying measurement horizon and interest recognition. This model must be applied to financial assets that are measured at amortized cost or at FVOCI – with the exception of dividend-bearing instruments – and to contractual assets under IFRS 15.

[2]	Without early application

The Group has not yet performed a more comprehensive analysis of the extent to which the expected credit loss model will impact the future recognition of impairment losses. It can be generally assumed that credit losses will be recognized at an earlier stage. The Group’s history indicates a high level of collectability of trade receivables, so the Group does not expect any material impact from the application of the expected credit loss model in this respect.

The new standard entails comprehensive new disclosures and changes in presentation, which will be implemented in the reporting period in which the standard is applied for the first time.

The Group will not apply IFRS 9 prior to the effective date, and hence will apply it for the first time as of the beginning of fiscal year 2018.

•	IFRS 15 (Revenue from Contracts with Customers)

The objective of IFRS 15 is to establish principles to be followed by an entity in reporting decision-useful information to users about the nature, amount, timing, and uncertainty of revenue and cash flows arising from a contract with a customer.

The new standard uses a five-step model to identify the revenue to be recognized. These five steps are: (1.) Identify the contract(s) with a customer, (2.) Identify separate performance obligations, (3.) Determine the transaction price, (4.) Allocate the transaction price (to the performance obligations), and (5.) Determine the point in time or time period when revenue is recognized. IFRS 15 also governs the accounting for the incremental costs to obtain a contract, which must be recognized as an asset and amortized over the term if they are incurred solely because of the contract and it can be presumed that they can be recovered. Costs to fulfil a contract can also be recognized as an asset under IFRS 15 if certain criteria are met, to the extent that they are not already within the scope of another IFRS.

In some cases, customers are supplied by more than one Group subsidiary. The Group is currently examining the extent to which it might be necessary to combine separate contracts into a single contract within the meaning of IFRS 15. However, we do not currently presume that this will be the case.

IFRS 15 describes certain indicators that must be considered when determining separate performance obligations. The separate accounting for performance obligations may result in revenue being recognized at different points in time. In light of this, in particular the terms and conditions of supply (INCOTERMS) will be analyzed in detail in a further stage of the project in order to establish when transportation services must be identified as a separate performance obligation.

There is a range of different bonus and discount agreements in the Group that are currently being analyzed. It is not possible to make any concrete statement at present about any potential impacts on revenue recognition because the ongoing implementation project here is not yet in a quantitative assessment phase.

The Group will not exercise the option to apply IFRS 15 before the effective date at the beginning of fiscal year 2018. The Group will apply the new revenue recognition standard for the first time using the modified retrospective method.

As things stand today, it is not possible to make any quantitative assessment about the extent to which the new requirements of IFRS 15 will impact the net assets, financial position, and results of operations, because the project is not yet in the quantitative assessment phase.

•	IFRS 16 (Lease)

IAS 17 will be superseded when IFRS 16 takes effect. The new standard abolishes the recognition of operating leases, with certain exceptions. From January 1, 2019, when entering into a lease, the lessee must recognize the right of use asset and a lease liability.

The standard primarily affects the presentation of operating leases. Future minimum lease payments under operating leases amounted in 2015: €24,364 thousand, 2016: €27,034 thousand at the reporting date. Further details on leases are contained in Section H. Notes to the Combined Balance Sheet, Note 1 Combined Asset Table.

The impact on assets, financial liabilities, and the statement of profit or loss is currently being examined. However, the project is still in its early stages and no more far-reaching statements can be made at present.

The Constantia Flexibles does not expect any material effects on the net assets, financial position, and results of operations from the future initial application of the other standards and interpretations.

The effects of amended standards and interpretations on the Group’s combined financial statements and the disclosures in the combined financial statements are continually monitored and analyzed.

G.	MANAGEMENT JUDGMENT AND USE OF ESTIMATES

Preparation of the combined financial statements requires certain estimates and assumptions to be made that affect the reported amount of assets (including goodwill), provisions, and liabilities, the disclosure of other obligations at the reporting date, and the presentation of income and expenses during the reporting period. Actual future results may differ from those estimates, which can lead to significant differences in the combined financial statements.

The Management of Division Labels is convinced that the assumptions it has made are reasonable, such that the combined financial statements give a true and fair view of the net assets, financial position, and results of operations in all material respects.

The estimates and underlying assumptions are subject to considerable uncertainty and their validity is therefore constantly reviewed. Changes to the estimates are recognized in the period in which they are made. The principle assumptions relating to the estimates are described in the disclosures on the corresponding items.

For the measurement of existing provisions for pensions and similar obligations, severance payment obligations, and anniversary benefits, assumptions were made with respect to the discount rate, retirement age, life expectancy, and future salary and pension increases. Any changes in these assumptions will affect the carrying amount of pension obligations.

The Management of Division Labels is required to make judgments relating to the calculation of deferred taxes. Deferred tax assets are recognized to the extent to which a future use is probable. The amount of provisions is based on estimates of whether and to what extent expected income taxes will be due. When calculating taxes, local tax regulations and budgeted financial ratios must be considered. Deviations in these assumptions have an effect on the carrying amount of deferred taxes. Changes are recognized in other comprehensive income or in profit or loss, corresponding to the initial recognition.

Risk-related assumptions and estimates are made in business combinations. Related to this, significant adjustments (earn-out arrangements) may happen in future periods. The initial recognition of identified customer lists uses the multi-period excess earnings method, which considers planning data, company-specific WACC rates, and historically documented movement levels. Production machines are recognized on the basis of replacement cost and depreciated over the remaining economic useful life. Real estate is valued by experts who usually apply the replacement cost approach. The initial recognition of items in connection with acquisitions is disclosed in Section D. Acquisitions and Other Changes in the Scope of Combined financial statements.

Goodwill generated in the context of business combinations is tested for impairment regularly, and at least annually. When testing for impairment, the sum of the carrying amount is compared with the recoverable amount of a cash-generating unit. Recoverable amount is calculated by reference to value in use. The calculation is based on company-specific growth rates, discount rates, and WACC rates. Changes to these inputs have a significant impact on the calculated value in use. The related sensitivities are presented in Section H. Notes to the Combined Balance Sheet, Note 1 Combined Asset Table.

Contingent liabilities, which are not recognized in the balance sheet, are assessed regularly with regard to their likelihood of occurrence. If an outflow of resources embodying economic benefits is neither probable, such that a provision would have to be recognized, nor remote, the relevant obligations are disclosed as contingent liabilities. If estimates cannot be made by the relevant departments or on the basis of market data, external expert opinions are used.

H.	NOTES TO THE COMBINED BALANCE SHEET

1. COMBINED ASSET TABLE

Change in acquisition cost

(in € thousand)	As of 01/01/2015	Currency Translation Differences	Additions	Disposals	Change in the Scope of Consolidation	Transfers	As of 31/12/2015
Goodwill	116,558	12,301	0	0	0	0	128,858

Customer lists	99,029	3,810	0	0	0	0	102,839
Software	2,057	(25)	572	(48)	0	39	2,595
Other intangible assets	1,598	4	369	0	0	531	2,502
Own work capitalized	925	92	812	0	0	0	1,829

Intangible Assets	103,610	3,881	1,753	(48)	0	570	109,765

Value of Land	8,753	353	0	0	0	0	9,106
Buildings	51,068	1,712	3,255	(18)	0	429	56,446
Undeveloped Land	19	0	0	0	0	0	19
Machinery and Equipment	166,871	2,924	11,017	(2,163)	0	9,843	188,492
Other equipment, fixtures and furnitures	18,167	203	5,794	(1,559)	0	302	22,906
Construction in Progress	5,108	535	10,109	(695)	0	(11,144)	3,913

Tangible Assets	249,986	5,726	30,175	(4,435)	0	(570)	280,883

(in € thousand)	As of 01/01/2016	Currency Translation Differences	Additions	Disposals	Change in the Scope of Consolidation	Transfers	As of 31/12/2016
Goodwill	128,858	4,246	16,352	0	0	0	149,457

Customer lists	102,839	1,398	0	0	6,572	0	110,808
Software	2,595	27	459	(1)	54	36	3,170
Other intangible assets	2,502	4	46	0	0	168	2,721
Own work capitalized	1,829	47	606	0	0	0	2,482

Intangible Assets	109,765	1,476	1,110	(1)	6,626	204	119,182

Value of Land	9,106	74	38	0	0	(535)	8,684
Buildings	56,446	720	2,078	(81)	1,103	399	60,666
Undeveloped Land	19	38	0	0	0	645	702
Machinery and Equipment	188,492	3,721	23,261	(6,257)	13,388	4,766	227,372
Other equipment, fixtures and furnitures	22,906	157	3,251	(995)	1,077	189	26,585
Construction in Progress	3,913	47	5,777	0	0	(5,681)	4,057

Tangible Assets	280,883	4,758	34,406	(7,333)	15,568	(216)	328,066

Accumulated depreciation and amortization

(in € thousand)	As of 01/01/2015	Currency Translation Differences	Additions	Disposals	Change in the Scope of Consolidation	Transfers	As of 31/12/2015
Goodwill	0	0	0	0	0	0	0

Customer lists	33,486	465	10,014	0	0	0	43,965
Software	1,218	(1)	530	(48)	0	3	1,702
Other intangible assets	484	2	563	(0)	0	0	1,048
Own work capitalized	18	2	227	0	0	0	247

Intangible Assets	35,206	468	11,335	(49)	0	3	46,964

Value of Land	0	0	0	0	0	0	0
Buildings	7,407	171	2,529	(8)	0	1	10,099
Undeveloped Land	0	0	0	0	0	0	0
Machinery and Equipment	63,877	616	22,190	(1,905)	0	(1)	84,777
Other equipment, fixtures and furnitures	7,798	68	3,345	(1,556)	0	(3)	9,653
Construction in Progress	0	0	0	0	0	0	0

Tangible Assets	79,082	855	28,063	(3,469)	0	(3)	104,529

(in € thousand)	As of 01/01/2016	Currency Translation Differences	Additions	Disposals	Change in the Scope of Consolidation	Transfers	As of 31/12/2016
Goodwill	0	0	0	0	0	0	0

Customer lists	43,965	346	10,457	0	0	0	54,768
Software	1,702	14	713	(1)	0	0	2,429
Other intangible assets	1,048	2	533	0	0	0	1,583
Own work capitalized	248	17	351	0	0	12	628

Intangible Assets	46,964	379	12,054	(1)	0	12	59,409

Value of Land	0	(0)	0	(12)	0	13	0
Buildings	10,099	131	2,737	(50)	0	(13)	12,905
Undeveloped Land	0	0	0	0	0	0	0
Machinery and Equipment	84,777	1,160	25,216	(5,166)	0	(13)	105,974
Other equipment, fixtures and furnitures	9,653	85	4,002	(984)	0	1	12,756
Construction in Progress	0	0	0	0	0	0	0

Tangible Assets	104,529	1,376	31,955	(6,212)	0	(12)	131,635

The following table shows the carrying amounts:

(in € thousand)	Historical cost 12/31/2015	Accumulated depreciation and amortization 12/31/2015	Carrying amount 12/31/2015	Carrying amount 12/31/2014
Goodwill	128,858	0	128,858	116,558

Customer lists	102,839	43,965	58,873	65,543
Software	2,595	1,702	893	840
Other intangible assets	2,502	1,048	1,454	1,114
Own work capitalized	1,829	247	1,582	907

Intangible Assets	109,765	46,964	62,802	68,404

Value of Land	9,106	0	9,106	8,753
Buildings	56,446	10,099	46,347	43,661
Undeveloped Land	19	0	19	19
Machinery and Equipment	188,492	84,777	103,715	102,994
Other equipment, fixtures and furnitures	22,906	9,653	13,254	10,369
Construction in Progress	3,913	0	3,913	5,108

Tangible Assets	280,883	104,529	176,354	170,904

(in € thousand)	Historical cost 12/31/2016	Accumulated depreciation and amortization 12/31/2016	Carrying amount 12/31/2016	Carrying amount 12/31/2015
Goodwill	149,457	0	149,457	128,858

Customer lists	110,808	54,768	56,040	58,873
Software	3,170	2,429	741	893
Other intangible assets	2,721	1,583	1,138	1,455
Own work capitalized	2,482	628	1,854	1,582

Intangible Assets	119,182	59,409	59,773	62,802

Value of Land	8,684	0	8,684	9,106
Buildings	60,666	12,905	47,762	46,347
Undeveloped Land	702	0	702	19
Machinery and Equipment	227,372	105,974	121,398	103,715
Other equipment, fixtures and furnitures	26,585	12,756	13,829	13,254
Construction in Progress	4,057	0	4,057	3,913

Tangible Assets	328,066	131,635	196,431	176,354

Finance leases

The Division Labels leases equipment under various finance lease agreements. Lease agreements do not contain restrictions on the Group’s activities concerning dividends, additional debt, or other lease agreements. Individual leases have renewal and bargain purchase options. Specifically, this involves the production buildings of Verstraete in mould labels N.V., Spear Europe Ltd., Spear USA Inc., Precision and Packaging Inc., Afripack Consumer Flexibles (Labels) Pty. Ltd. and the production machinery of Spear Europe Ltd.

The underlying interest rate for finance leases is determined for the entire term when the lease is entered into. The carrying amounts of assets recognized as finance leases are as follows:

(in € thousand)	12/31/2015	12/31/2016
Value of Land	97	0
Buildings	19,454	19,629
Machinery and Equipment	4,486	2,939

	24,037	22,568

Outstanding minimum lease payments at the reporting date were as follows:

	Minimum lease payments	Present value of minimum lease payments	Minimum lease payments	Present value of minimum lease payments
(in € thousand)	2015	2015	2016	2016
Up to one year	3,599	1,902	3,830	2,103
Over one and up to five years	11,476	6,337	13,495	7,518
Over five years	25,746	20,171	26,477	21,101

	40,822	28,410	43,802	30,722
Less future finance costs	(12,411)		(13,080)

Present value of leasing obligations	28,410		30,722

Operating leases

The Division Labels has entered into various operating lease agreements as the lessee for buildings, machinery, and office premises. Lease agreements do not contain restrictions on the Group’s activities concerning dividends, additional debt, or other lease agreements. Individual leases have renewal options.

The future minimum lease obligations under operating leases are as follows:

(in € thousand)	2015	2016
Up to one year	6,404	7,906
Over one and up to five years	14,714	13,829
Over five years	3,247	5,298

	24,364	27,034

Commitments related to capital expenditure

In 2015 obligations in an amount of €750 thousand and in 2016: €3,943 thousand are related to contracts already awarded for commenced or planned investment projects (purchase commitments).

Restrictions on right of disposal

On December 31, 2015 tangible assets with a carrying amount of €0 thousand and on December 31, 2016 €3,018 were pledged to secured loans.

Goodwill

An annual goodwill impairment test is performed based on the requirements of IFRS 3 in conjunction with IAS 36. This is done at the level of a group of cash-generating units (CGUs). In terms of goodwill, this group is basically the subgroup. When testing for impairment, the total carrying amounts of the group of cash-generating units are compared with the recoverable amount. Recoverable amount is calculated by reference to value in use.

A CGU – level summary of the goodwill allocation is presented below:

CGUs	Carrying amount 2015	Carrying amount 2016
Spear	270,510	268,700
There of Goodwill	119,093	121,914

Pemara	n/a	35,418
There of Goodwill	n/a	17,046

Europe and Other	242,374	262,042
There of Goodwill	9,766	9,766

Total	512,884	566,160

CGU Europe and other represents mainly the entities acquired by One Equity Partner in 2010 as a part of the Constantia Packaging AG. Division Labels management steers this CGU separately from the acquisition CGUs Spear and Pemara.

The group tests whether goodwill has suffered any impairment on an annual basis. The recoverable amount of a CGU is determined based on value-in-use calculations which require the use of assumptions. The expected cash flows are based on both a qualified planning process that considers internal corporate experience and on economic data collected outside of the Company. The detailed planning period covers one year. Planning assumptions for two more years are considered in the medium-term plan at a high level. Cash Flows beyond the 3-year period are extrapolated using the estimated growth rates stated below.

These growth rates are consistent with forecasts included in industry reports specific to the industry in which each CGU operates.

The mandatory annual impairment tests confirmed the recoverability of all recognized goodwill as of December 31, 2016 and 2015.

The following table sets out the key assumptions for those CGUs that have significant goodwill allocated to them:

2015	Spear	Europe and Other
Growth rate	3.0%	1.5%
Discount rate (WACC)	7.5%	7.5%
Base interest rate	1.3%	1.3%
Market risk premium	6.5%	6.5%
Pre-tax discount	10.5%	10.1%

2016	Spear	Pemara	Europe and Other
Growth rate	3.0%	1.5%	1.5%
Discount rate (WACC)	6.6%	6.6%	6.9%
Base interest rate	1.4%	1.4%	1.4%
Market risk premium	6.5%	6.5%	6.5%
Pre-tax discount	9.1%	9.1%	9.4%

In addition to the impairment test for each CGU, a sensitivity analysis of the key assumptions was conducted. Results are presented in the table below the text. In the first sensitivity analysis, a growth rate reduction by certain percentage points was assumed. In the second sensitivity analysis, the discount rate was increased by certain percentage points for each group of cash-generating units. In the third sensitivity analysis, a reduction of certain percentage points on the EBIT was assumed in the perpetual annuity.

These changes in the underlying assumptions would not result in an impairment for any CGU.

2015	Spear	Europe and Other
Growth rate reduction	-0.5%	-0.9%
Discount rate (WACC) increase	+0.5%	+1.0%
EBIT margin reduction	-1.4%	-3.0%

2016	Spear	Pemara	Europe and Other
Growth rate reduction	-1.5%	-1.4%	-0.9%
Discount rate (WACC) increase	+1.0%	+1.0%	+1.0%
EBIT margin reduction	-3.0%	-0.9%	-3.0%

2. OTHER NON-CURRENT ASSETS AND FINANCIAL ASSETS

(in € thousand)	12/31/2015	12/31/2016
Loans	19	19
Unconsolidated investments	28,869	0
Non-current lease receivable	1,245	1,077
Prepayments on intangible and tangible assets	2,774	4,292
Other financial assets	0	13

	32,907	5,401

In 2015 the investment in Pemara Group (€28,869 thousand) was reported as the non-consolidated investment.

3. INVENTORIES

(in € thousand)	12/31/2015	12/31/2016
Raw materials and supplies	30,671	33,125
Semi-finished products	7,017	12,557
Finished goods, merchandise	25,478	27,112

Net realizable value (reduced by allowance)	63,166	72,794

Allowance inventories	(1,674)	(1,614)

4. TRADE RECEIVABLES

(in € thousand)	12/31/2015	12/31/2016
Receivables not due	61,040	80,315

Overdue receivables
Due less than 30 days	10,451	9,387
Due more than 30 days but less than 60 days	3,679	4,779
Due more than 60 days but less than 90 days	1,556	1,213
Due more than 90 days but less than 180 days	3,109	1,459
Due more than 180 days	3,595	2,769

Allowance for doubtful debt	(1,915)	(1,553)

Total	81,515	98,368

(in € thousand)	12/31/2015		12/31/2016
	non-impaired	impaired	non-impaired	impaired
Receivables not yet due	60,970	70	80,314	0

Overdue receivables
Due less than 30 days	10,423	28	9,354	33
Due more than 30 days but less than 60 days	3,679	0	4,732	47
Due more than 60 days but less than 90 days	1,556	0	1,213	0
Due more than 90 days but less than 180 days	2,061	1,048	1,349	110
Due more than 180 days	2,826	769	1,408	1,363

Total	81,515	1,915	98,368	1,553

In fiscal year 2016, receivables were sold to a financial institution by certain American, French, German, Austrian, and Malaysian companies of the Division Labels. The sale also transferred the default risk from the Division Labels to the financial institution. The balance of transferred receivables at the reporting date was 2015: €25,866 thousand, 2016: €27,723 thousand.

The transferred receivables were derecognized in accordance with IAS 39. The Division Labels has no further involvement in the trade receivables transferred to the financial institution.

The assessment of credit quality is based on the internal rating guidelines of Constantia Flexibles. Credit insurances were taken out with various insurance companies for a significant part of trade receivables. These insurance policies provide for a deductible in the event of a claim. For such receivables, the deductible is the maximum value adjusted, depending on the assessment of local management.

5. OTHER RECEIVABLES

(in € thousand)	12/31/2015	12/31/2016
Intercompany receivables	78,459	72,320
Sub Lease Receivables	176	167
Financial assets from derivatives	753	279
Receivables social security and taxes	2,932	4,840
Current receivables from employees	17	33
Receivables from government grants	0	233
Prepayments and accrued income	1,727	2,641
Miscellaneous other receivables	2,704	1,458

	86,768	81,971

The main part of intercompany receivables consists of financial receivables from Constantia’s group companies outside the Division Labels and include intercompany financial receivables in the following amounts: 2015: €74,492 thousand, 2016: €67,567 thousand and intercompany dividends in the following amounts 2015: €3,967 thousand, 2016: €4,752 thousand.

Financial assets from derivatives mainly relate to the measurement of Constantia’s FX hedging instruments for FX denominated transactions (only trade, no financing) and aluminum costs.

Receivables from social security and taxes mainly comprise VAT balances.

6. EQUITY

Changes in equity are presented in a separate statement (Combined statement of changes in equity).

Acquisition non-controlling interests

In September 2016, the remaining non-controlling interests (30%) in Constantia CM Labels SDN BHD, Malaysia, was acquired in September 2016 for €2,450 thousand. The amount has been paid by Constantia Flexibles International GmbH. In Division Labels the derecognized non-controlling interest of €1,232 thousand have been moved to equity.

First consolidation Afripack Consumer Flexibles (Labels) Pty. Ltd.

The amount represents the equity and non-controlling interests of Afripack Consumer Flexibles (Labels) Pty. Ltd. at the time of first consolidation as of January 01, 2016.

Currency translation reserves

The currency translation reserve comprises exchange rate differences (translation effect) from the translation of financial statements of foreign operations amounting to 2015: €23,000 thousand, 2016: € 20,408 thousand and translation differences relating to monetary items that are part of a net investment in a foreign operation amounting to 2015: €(9,946) thousand, 2016: €(3,847) thousand.

Carve out tax

The carve out tax represents the counterpart to the Income statement effects of the tax calculation on stand-alone basis as if the companies Haendler Natermann GmbH and Constantia Labels GmbH were not part of the tax group in Germany as this tax group includes also the entities which are not in scope of the Combined financial statements.

Carve out push down of expenses

The carve out push down of expenses represents M&A advisory expenses for the acquisition of the Pemara Group.

Non-controlling interests

The table below shows the summarized financial information before intercompany eliminations for those Division Lables entities with significant non-controlling interests.

				NON-CONTROLLING INTERESTS
		% 2015	% 2016	Result in € thousand 2015	Result in € thousand 2016	Balance in € thousand 2015	Balance in € thousand 2016
Verstraete in mould labels N.V.	Belgium	49.0	49.0	8,644	8,506	24,101	27,137
Spearsystem Packaging (Africa) (Pty) Ltd.	South Africa	25.1	25.1	(340)	(1,372)	(6,793)	(7,132)
Constantia CM Labels SDN BHD	Malaysia	30.0	0.0	252	146	1,092	0
Afripack Consumer Felexibles (Labels) Pty. Ltd.	South Africa	0.0	29.7	0	144	0	1,769
Other				0	0	0	0

				8,556	7,425	18,400	21,774

	2015		2016
	Verstraete in mould labels N.V.	Spearsystem Packaging (Africa) (Pty) Ltd.	Verstraete in mould labels N.V.	Spearsystem Packaging (Africa) (Pty) Ltd.
Non-current assets	53,540	4,281	52,679	4,465
Current assets	24,788	10,628	31,259	15,139

Non-current liabilities	16,686	0	15,810	0
Current liabilities	12,437	41,973	12,722	48,019

Equity attributable to owners of the company	25,104	(20,271)	28,269	(21,283)
Non-controlling interests	24,101	(6,793)	27,137	(7,132)

Income	117,322	16,595	120,763	22,907
Expenses	(99,674)	(17,950)	(103,395)	(28,371)

Net income after tax	17,648	(1,355)	17,367	(5,465)

Attributable to owners of the company	9,004	(1,015)	8,861	(4,093)
Attributable to non-controlling interests	8,644	(340)	8,506	(1,372)

Net income after tax	17,648	(1,355)	17,367	(5,465)

Other comprehensive income, attributable to shareholders	40	(2,724)	(24)	3,081
Other comprehensive income, non-controlling interests	39	(913)	(23)	1,033

Other comprehensive income	79	(3,636)	(47)	4,114

Total comprehensive income, attributable to shareholders	9,044	(3,738)	8,837	(1,012)
Total comprehensive income, non-controlling interests	8,683	(1,253)	8,483	(339)

Total comprehensive income	17,727	(4,991)	17,320	(1,351)

Dividend payments to non-controlling interests	9,355	0	5,446	0

Cash flow from operating activities	32,735	6,396	27,623	2,463
Cash flow from investing activity	(13,013)	(974)	(12,148)	(559)
Cash flow from financing activity	(18,462)	(5,101)	(6,852)	(1,339)

Changes in cash and cash equivalents	1,260	321	8,623	565

7. PROVISIONS

7.1 Non-current provisions

(in € thousand)	12/31/2015	12/31/2016
Carrying amount as of January 1	659	971
Adjustment prior years	0	0
Change in the scope of consolidation	0	143

	659	1,114

(Gain)/loss on currency translation differences	7	9

Utilization	(962)	(974)
Reversal	0	0
Reclassification	0	0
Additions (including interest)	1,267	1,189

Carrying amount as of December 31	971	1,338

Non-current provisions mainly contain employee provisions.

7.2 Current provisions

(in € thousand)	12/31/2015	12/31/2016
Carrying amount as of January 1	190	258
(Gain)/loss on currency translation differences	2	0
Utilization	(561)	(44)
Reversal	0	(214)
Additions	627	214

Carrying amount as of December 31	258	214

Current provisions mainly contain warranty provisions.

8. LIABILITIES

		Remaining term
12/31/2015 (in € thousand)	Total	Less than 1 year	Over 1 up to 5 years	Over 5 years
Interest-bearing financial liabilities	112,557	4,775	88,631	19,151
Other non-current liabilities	70,334	0	69,579	755
Trade accounts payables	66,654	66,654	0	0
Tax liabilities	6,979	6,979	0	0
Other liabilities	229,542	229,542	0	0

	486,066	307,950	158,210	19,906

		Remaining term
12/31/2016 (in € thousand)	Total	Less than 1 year	Over 1 up to 5 years	Over 5 years
Interest-bearing financial liabilities	144,196	5,702	117,128	21,366
Other non-current liabilities	74,161	0	73,384	777
Trade accounts payables	80,496	80,496	0	0
Tax liabilities	5,779	5,779	0	0
Other liabilities	215,648	215,648	0	0

	520,280	307,625	190,512	22,143

Interest-bearing financial liabilities include single company financing with Constantia Flexibles Group GmbH. Also finance lease and sublease liabilities in an amount of 2015: €29,113 thousand, 2016: €27,754 thousand.

The other non-current liabilities include the liability from the measurement of the put options to acquire the remaining shares of Verstraete in mould labels N.V. in an amount of 2015: €56,773 thousand, 2016: €62,426 thousand as well as the contingent consideration liability for the Pemara Group in the amount of 2015: €7,944 thousand, 2016: €8,318 thousand and a contingent consideration liability from acquisition of the Spear Group 2015: €35,939 thousand, 2016: €2,385 thousand. They also include the deferred government grants received amounting to 2015: €1,795 thousand and in 2016: €1,516 thousand

Trade payables are attributable to liabilities from capital expenditures in an amount of 2015: €1,976 thousand, 2016: €925 thousand.

Description of other liabilities are detailed in Section H.9.

9. OTHER CURRENT LIABILITIES

(in € thousand)	12/31/2015	12/31/2016
Derivative financial instruments	359	1,109
Personnel expenses	6,164	7,267
Accrued unused vacations	3,423	4,845
Other tax liabilities	1,473	1,736
Liabilities to medical insurance funds	998	1,292
Deferred income	910	1,129
Intercompany payables	177,232	192,674
Miscellaneous other liabilities	38,983	5,595

	229,542	215,648

Personnel expenses mainly include bonuses and overtime credits of 2015: €1,231 thousand, 2016: €2,081 thousand, as well as payroll liabilities of 2015: €2,379 thousand, 2016: €2,442 thousand.

Intercompany payables relate to payables from group-financing payables towards Constantia’s group companies outside the Division Labels and include intercompany loans 2015: €151,906 thousand, 2016: €173,531 thousand, cash pooling 2015: €0 thousand, 2016: €1,224 thousand and other intercompany payables 2015: €25,326 thousand, 2016: €17,919 thousand.

Miscellaneous other liabilities include accruals for a performed tax audit of 2015: €1,676 thousand, 2016: €0 thousand in Haendler & Natermann GmbH (H&N). H&N was in dispute with the tax authorities regarding the acceptance of tax loss carry forwards and therefore accrued potential interest payments relating to the company audit as well as the tax risk. In 2016 H&N settled the issue with the tax office and paid an amount of €1.8 million.

Miscellaneous other liabilities also include prepayments from customers of 2015: €133 thousand, 2016: €407 thousand, a reclaim of government grants for Novis Casa de Editura si Tipografia S.R.L. of €1,079 thousand in 2016.

I.	NOTES TO THE COMBINED STATEMENT OF PROFIT OR LOSS

1. SALES AND COST OF MATERIALS

Sales amounting to 2015: €540,837 thousand, 2016: €604,660 thousand include intercompany sales of 2015: €2,978 thousand, 2016: €3,679 thousand, waste sales of 2015: €4,109 thousand, 2016: €3,902 thousand and cylinder and tooling sales of 2015: €5,546 thousand, 2016: €6,023 thousand.

Cost of materials amounting to 2015: €284,387 thousand, 2016: €318,182 thousand includes materials expenses of 2015: €244,845 thousand, 2016: €275,695 thousand, energy costs for production of 2015: €10,678 thousand, 2016: €10,889 thousand, costs of cylinders of 2015: €7,823 thousand, 2016: €8,756 thousand, subcontracting of 2015: €9,094 thousand, 2016: €10,086 thousand and expenses for packaging materials of 2015: €5,601 thousand, 2016: €5,737 thousand.

2. OTHER INCOME

(in € thousand)	2015	2016
Proceeds from disposal of tangible and intangible assets	251	1,218
Gains from currency translation differences	532	1,506
Subsidies and government grants	49	177
Insurance proceeds	2,612	1,549
Miscellaneous	1,234	1,176

	4,678	5,626

Currency translation differences result from transactions and FX gains are netted with FX losses, recorded in other expenses. Constantia Flexibles operates an active hedging policy against foreign currency differences. The main foreign currency having an effect on Constantia Flexibles is the USD. Effects from the Group’s hedging transactions are described in Section 5 – Other expenses.

The subsidies and government grants are linked mainly to conditions such as job guarantees or sales target achievements.

The insurance proceeds relate mainly to fire damage at Haendler & Natermann GmbH amounting to 2015: €1,784 thousand, 2016: €1,213 thousand, and at Spearsystem Packaging (Africa) (Pty) Ltd. amounting to, 2015: €772 thousand, 2016: €294 thousand.

Miscellaneous other income includes income from the reversal of public investment grants amounting to 2015: €512 thousand, 2016: €621 thousand and rental income amounting to, 2015: €210 thousand, 2016: €57 thousand.

3. PERSONNEL EXPENSES

(in € thousand)	2015	2016
Wages & Salaries	(89,435)	(102,607)
Severance expenses and contributions to employee benefit funds	(419)	(393)
Pension expense	(1,010)	(983)
Expenses for mandatory social security contributions, pay-related charges and compulsory contributions	(16,712)	(18,290)
Other social expenses	(6,329)	(7,080)

	(113,906)	(129,353)

Total number of employees as at December 31 (FTE)	2015	2016
Total number of employees	2,367	2,769

A Management Equity Program (MEP) was launched at the level of the shareholder, Constantia Lux Parent S.A., Luxembourg, in December 2015. This also covers senior executives at Constantia Flexibles. The value of the MEP is calculated on the basis of the Constantia Lux Parent S.A. equity value. In fiscal year 2016, the MEP was accounted for as equity-settled under IFRS 2. The fair value calculation at the grant date indicated that no recognition as a personnel expense was necessary.

4. DEPRECIATION, AMORTIZATION, AND IMPAIRMENT LOSSES

(in € thousand)	2015	2016
Ordinary Depreciation / Amortization	39,398	44,009
Impairment	0	0

	39,398	44,009

Thereof amortization of customer lists	10,014	10,457

5. OTHER EXPENSES

(in € thousand)	2015	2016
Losses from currency translation differences	(1,150)	(1,290)
Losses from disposal of tangible and intangible assets	(30)	(1,015)
Miscellaneous	(36)	(7)

	(1,216)	(2,312)

Other operating result includes hedging effects from recycled cashflow hedging 2015: expense of €462 thousand, 2016: income of €149 thousand and from currency hedging 2015: €0 thousand, 2016: expense of €10 thousand.

6. FINANCIAL INCOME AND EXPENSE

(in € thousand)	2015	2016
Interest income	3,327	289
Interest expense	(14,078)	(16,094)
Interest expense for pension provisions	(2)	(22)
Compounding of other non-current liabilities and provisions	(2,703)	(3,180)

Interest income and expenses	(13,456)	(19,007)

Gains/(losses) from currency translation difference	(4,286)	(4,459)
Ineffective part of hedging	(1,791)	(6)
Other	3,503	2,189

Other financial income and expense	(2,574)	(2,276)

Interest income in fiscal year 2015 included a gain of €2,880 thousand from the reversal of an accrued liability for interest on tax risks. Interest expense includes finance lease expenses of 2015: €1,735 thousand, 2016: €1,860 thousand. The residual part of the interest expenses represents the charges from interest bearing debts. The compounding on other non-current liabilities and provisions mainly represent expenses for the compounding on the discounted liabilities from put options. In 2016 additional €215 thousand are included for the compounding of the contingent purchase price liability from the acquisition of the Pemara Group.

Other financial income and expense contains dividend income of 2015: €3,956 thousand, 2016: €4,740 thousand. In 2016 expenses of €2,680 from the revaluation of the options for the acquisition of the remaining shares in Verstraete in mould labels N.V. are included.

Foreign currency gains/(losses) originated from financing activities and were primarily due to the changes in US dollar and South African Rand.

7. INCOME TAX

In the context of group taxation, the tax expenses were adjusted to the stand-alone basis for all tax groups which includes the entities out of the Division Labels.

(in € thousand)	2015	2016
Current tax	(10,553)	(13,224)
Deferred tax	754	9,129

	(9,799)	(4,095)

Tax reconciliation

(in € thousand)	2015	2016
Earnings before tax (EBT)	36,379	34,673
Tax expense at 25.0%	(9,095)	(8,668)

Transactions subject to a non-Austrian rate	(2,070)	(2,242)
Permanent differences	2,665	10,509
Losses for the period not capitalised and not charged	(1,619)	(3,927)
Changes tax rates	319	234

Total tax expense	(9,799)	(4,095)

Effective Tax Rate	26.94%	11.81%

8. DEFERRED TAX

	2015 Deferred Tax		2016 Deferred Tax
(in € thousand)	Assets	Liabilities	Assets	Liabilities
Tangible, Intangible and Financial Assets	0	39,748	161	38,790
Loss Carry Forwards	2,421	0	9,670	0
Provisions and Liabilities	11,083	264	8,943	296
Untaxed Reserves	0	3,033	0	2,361
Others	1,600	259	741	337

	15,105	43,303	19,515	41,784

Tax credits with the same tax authority	(14,558)	(14,558)	(18,388)	(18,388)

Net deferred tax assets and liabilites	547	28,745	1,127	23,396

On the basis of current tax regulations, it may be assumed that the difference between the taxable investment and the proportional share of equity of the subsidiaries included in the combined financial statements, which results essentially from retained earnings and unabsorbed losses, will remain largely exempt from taxation, so no deferred taxes were recognized.

No deferred tax assets were recognized in respect of corporate income tax loss carryforwards as of 2015 in amount of €86,802 thousand and as of 2016 in amount of €102,763 thousand.

The net position for deferred taxes changed as follows in the respective reporting periods:

(in € thousand)	2015	2016
As at January 1	27,894	28,198

Currency differences	1,007	304
Changes recognized directly in equity
First consolidation	0	2,947
Changes in equity	51	(51)
Changes recognized through profit or loss	(754)	(9,129)

As at December 31	28,198	22,269

J.	NOTES TO THE COMBINED STATEMENT OF CASH FLOWS

The statement of cash flows is prepared using the indirect method. The cash flows from operating, investing, and financing activities are presented separately in the statement of cash flows.

Cash and cash equivalents reported in the statement of cash flows are comprised of cash balances and investments with a remaining duration of three months or less at the date of acquisition and therefore correspond to cash and cash equivalents.

Acquisition of subsidiaries, less cash transferred

This item includes a contingent purchase price payment in connection with the acquisition of the Spear Group in fiscal year 2013 in the amount of €35,939 thousand, an additional purchase price payment for the acquisition of the Pemara Group in the amount of €871 thousand, and the balances of cash and cash equivalents acquired from the first consolidation of the Pemara Group.

Payments for other financial investments

Payments for other financial investment in fiscal year 2015 include the purchase price payment of €21,256 thousand for the acquisition of Pemara Group and loans granted to Pemara companies.

Dividends paid to company owners

The following table shows the reconciliation of Dividends recognized in the Combined Statement of Changes in Equity and the Dividend payments recognized in the Combined Statement of cash flows:

(in € thousand)	2015	2016
Profit distribution agreement (German Tax Group)	(23,227)	(16,710)
Dividend payments to shareholders	(7,783)	(308)
Recognition in consolidated equity	(31,010)	(17,019)

Change of liabilities from Profit distribution agreement	9,491	(6,518)

Recognition in consolidated cash flow statement	(21,520)	(23,537)

Other cash flow disclosures

Investments in tangible and intangible assets presented in the statement of cash flows correspond to the investments reported in the combined asset table, adjusted for the change in liabilities arising from the acquisition of tangible and intangible assets, changes in prepayments on fixed assets which are included in non-current assets as well as non-cash additions for finance leases.

The “Other non-cash income/expenses” item mainly comprises gains and losses from changes in exchange rates and expenses from the fair value measurement of put option liabilities.

K.	FINANCIAL INSTRUMENTS

Risk management strategies

Division Labels is exposed to risks with respect to its assets, liabilities, and forecast transactions arising from changes in exchange rates, interest rates, and quoted market prices. Management of these risks is regulated by policies that apply throughout the Constantia Flexibles. The aim of financial risk management is to mitigate these market risks through ongoing operational and finance-related activities. Derivative financial instruments are only used as hedging instruments. Division Labels participates in the group-wide committed lines, no separate committed lines are available.

Financial concentration risk

The financial concentration or cluster risk describes the risk to the Constantia Flexibles emanating from a dependency upon banks or other financial counterparties. Division Labels follows the principle of financial independence, which is also regulated in group-wide policies. The financial independence of the Division Labels is guaranteed by actively managing the allocation of business. The Division Labels is not exposed to any concentration risks.

Capital risk management

The Division Labels manages its capital with the objective of ensuring that all entities can operate under the going-concern assumption, while concurrently maximizing the income from its equity investments by optimizing the debt-to-equity ratio.

The net debt* at year end was as follows:

(in € thousand)	12/31/2015	12/31/2016
Non-current financial assets	(1,264)	(1,096)
Current financial assets	(74,668)	(67,734)
Other current, interest-bearing financial liabilities	151,906	174,755
Interest-bearing non-current financial liabilities	107,782	138,494
Interest-bearing current financial liabilities	4,775	5,702

Debt	188,531	250,121

Cash and cash equivalents	(10,417)	(23,625)

Total	178,114	226,497

*	Net debt definition excludes intercompany dividend payables and receivables and excluding intercompany accrued interest.

Foreign currency risk

Foreign currency risk arises from the fact that the value of a financial instrument can change due to exchange rate fluctuations. The Division Labels enters into foreign currency derivatives in order to hedge both the foreign exchange risk related to cash flow from operating activities (cash flow hedges) and the risk of fair value changes of assets and liabilities reported in the balance sheet (fair value hedges). No derivatives are used for speculative purposes and the principle applies that only instruments that can be clearly measured and recognized are used.

The transaction risk is calculated for each individual foreign currency. Both foreign currency receivables and liabilities arising from transactions are recognized in the balance sheet at the time that the contract is entered into, as are certain off-balance-sheet items, which above all include recurring operating transactions (forecast material purchases and sales).

Foreign currency risks for the Division Labels result from the fact that it operates worldwide in a number of countries where it owns production sites and sales its goods and services. Owing to the Division Labels decentralized organizational structure, material purchasing generally takes place in the respective national currencies of the local companies. Similarly, the resulting invoices of the foreign companies are largely billed in the local currency. This results in a closed currency position and a significant reduction in the identifiable currency risk. In the case of positions that cannot be closed through a matching transaction (natural hedge), overhangs are hedged via currency forwards or options that correspond to the risk exposure and horizon.

Primary financial instruments, which include trade receivables and payables, financial receivables and liabilities, and securities, are allocated to the following currency positions at the reporting date:

Primary financial instrument assets

	12/31/2015		12/31/2016
(in € thousand)	EUR	%	EUR	%
EUR	113,575	65.1%	116,528	59.1%
USD	32,672	18.7%	42,934	21.8%
ZAR	5,278	3.0%	11,626	5.9%
MXN	13,789	7.9%	10,893	5.5%
GBP	5,522	3.2%	5,529	2.8%
AUD	0	0.0%	3,815	1.9%
other	3,700	2.1%	5,721	2.9%

Total	174,535		197,047

Primary financial instrument liabilities

	12/31/2015		12/31/2016
(in € thousand)	EUR	%	EUR	%
USD	237,984	52.0%	259,811	52.9%
EUR	185,291	40.5%	182,139	37.1%
AUD	13,332	2.9%	18,639	3.8%
MXN	6,415	1.4%	6,756	1.4%
ZAR	948	0.2%	5,605	1.1%
GBP	6,610	1.4%	5,464	1.1%
other	7,282	1.6%	12,833	2.6%

Total	457,861		491,247

Liquidity risk

Liquidity risk is the risk of not having funds available at all times that can be used to settle financial liabilities that are incurred. Accordingly, the Constantia Flexibles and Division Labels ensures that sufficient cash and cash equivalents are available or that necessary funding is secured through corresponding credit lines.

Liquidity risk is determined by the currency-specific liquidity planning carried out across the Constantia Flexibles. Capitalization measures are planned for all Division Labels entities based on the results.

In order to minimize liquidity risk, Constantia Flexibles has committed lines available in the amount of 2015 (at Constantia Flexibles Holding GmbH): €170 million, €155 million of which was free at the reporting date, 2016 (at Constantia Flexibles Holding GmbH): €165 million, €150 million of which was free at the reporting date. Division Labels participates in the Constantia Flexibles group committed lines, no separate committed lines are available.

Interest rate risk

Interest rate risk occurs in the form of net interest or present value risks. Interest rate risk cannot be eliminated, since an interaction between present value and net interest risk exists. Present value risk adversely impacts the Constantia Flexibles in the fair value of interest-bearing financial instruments and investments, while net interest risk impacts interest expense or interest income.

Liquidity and interest rate risk tables

The average interest rate on borrowings for 2015 is 4.46%, for 2016 is 4.53%.

The following tables show the remaining contractual maturities of the primary financial liabilities. The tables are based on the undiscounted cash flows from financial liabilities and are based on the earliest date at which the Division Labels can be forced to pay. The table includes both interest and principal payments. If interest payments are based on variable parameters, the undiscounted amount is determined, based on the interest rates at the reporting date. The contractual maturities are based on the earliest date at which the Division Labels can be forced to make payments.

(in € thousand)	Carrying amount	Undiscounted Cash Flows
	Total	Weighted average effective interest rate	Less than 1 year	1-5 years	Over 5 years	Total
12/31/2015
Non-financial liabilities	20,316		17,868	2,448	0	20,316
Non-interest bearing	193,335		125,999	80,338	0	206,338
Finance lease liability	28,410	4.96%	3,599	11,476	25,746	40,822
Variable interest rate instruments	209,266	4.31%	142,936	68,872	0	211,808
Fixed interest rate instruments	26,850	5.78%	3,379	15,950	15,393	34,722

	478,177		293,781	179,085	41,139	514,006
12/31/2016
Non-financial liabilities	21,495		19,348	2,147	0	21,495
Non-interest bearing	172,295		100,932	81,711	0	182,643
Finance lease liability	30,722	4.93%	3,830	13,495	26,477	43,802
Variable interest rate instruments	261,870	4.42%	169,884	101,972	0	271,856
Fixed interest rate instruments	26,360	5.76%	3,187	15,606	13,567	32,360

	512,742		297,181	214,932	40,044	552,156

The “Non-financial liabilities” item consists of prepaid expenses, prepayments, liabilities to employees and for social security benefits, liabilities to tax authorities, and VAT liabilities.

Non-interest bearing financial instruments include trade payables, call/put option liabilities, contingent consideration liabilities (earn-outs), and other liabilities.

The following table describes the expected maturities of the primary financial assets. The table below was prepared on the basis of undiscounted contractual maturities of financial assets including interest thereon. The inclusion of information on primary financial assets is necessary in order to understand the liquidity risk management since this is done on a net basis.

(in € thousand)	Carrying amount	Undiscounted Cash Flows
	Total	Weighted average effective interest rate	Less than 1 year	1-5 years	Over 5 years	Total
12/31/2015
Non-financial assets	36,318		33,544	2,774	0	36,318
Non-interest bearing	88,185		88,185	0	0	88,185
Variable interest rate instruments	75,932	0.04%	74,702	1,264	0	75,965
Variable interest rate deposits	10,416	0.09%	10,426	0	0	10,426

	210,852		206,857	4,037	0	210,894
12/31/2016
Non-financial assets	11,766		7,474	4,292	0	11,766
Non-interest bearing	104,578		104,578	0	0	104,578
Variable interest rate instruments	68,844	0.03%	67,759	1,108	0	68,867
Variable interest rate deposits	23,625	0.03%	23,632	0	0	23,632

	208,813		203,443	5,401	0	208,844

The item “Non-financial assets” consists of deferred income, prepayments, and advances to employees and social benefit receivables, receivables from tax authorities, and VAT receivables. other claims. Non-consolidated investments are not included in undiscounted cashflow table.

Non-interest-bearing financial instruments include trade receivables and other receivables.

Variable-rate financial instruments comprise loans receivables, sub-lease receivables, reimbursement claims, and other claims.

Non-consolidated investments are not included in undiscounted cashflow table.

Credit risk

Credit risk or the risk of delayed payment or non-payment by a counterparty is managed by using credit checks, credit limits, and routine audit procedures. Where possible, the Division Labels obtains state export guarantees or guarantees from private credit insurers in order to reduce the risk of payment default. The Division Labels also limits credit risk by only working with financial partners with excellent credit ratings.

On the assets side, the reported amounts of primary financial instruments represent both the maximum credit and the maximum default risks.

Valuation allowances are recognized for all identified risks, with the result that management is of the opinion that no other credit risks will arise.

Commodity price risk

In its business activities, Division Labels is exposed to commodity price risks associated with aluminum. The aluminum risks of the Group are due to the fact that the Division Labels processes aluminum.

The price risks of the commodity listed on the London Metal Exchange (LME) are hedged by standard commodity futures. Hedges of future cash flows from the acquisition of aluminum are classified as cash flow hedges if the criteria for using hedge accounting are met. In other cases, derivatives used to hedge commodity price risk are classified as held for trading. In the area of commodity price hedging, the principle also applies that only derivatives that can be clearly measured and recognized are used.

Risk analysis

Exchange rate risk

The risk analysis for foreign currencies is carried out based on the net financial position and cash flows in foreign currency operating activities. On average, the risk horizon for this analysis is about six months, since prices can be adjusted after this period. However, some business activities may have longer maturities.

Sensitivity analyses per December 31, 2015

(in € thousand)	Change	EUR	USD	Other	total
Exchange rate risks
P&L impact of USD devalutation	10%	0	465		465
P&L impact of USD appreciation	10%	0	(465)		(465)
Interest rate risks
Change in net interest result due to a change in interest rates of	1.00%	(720)	(1,203)	(81)	(2,004)

	Change				AL
Commodity price risks
Change in inventory valuation due to an LME aluminium prices cut off	10%				(71)

Sensitivity analyses per December 31, 2016

(in € thousand)	Change	EUR	USD	Other	total
Exchange rate risks
P&L impact of USD devalutation	10%	0	338		338
P&L impact of USD appreciation	10%	0	(338)		(338)
Interest rate risks
Change in net interest result due to a change in interest rates of	1.00%	(668)	(1,624)	(294)	(2,586)

	Change				AL
Commodity price risks
Change in inventory valuation due to an LME aluminium prices cut off	10%				(123)

Derivative financial instruments

Only standard market instruments with sufficient liquidity are used for hedging purposes. All hedging instruments are contracted with Constantia Flexibles Group GmbH which serves as the group trader with hedging derivatives.

Cash flow hedges

Currency derivatives are used to hedge future cash flows on uncompleted and forecast foreign currency transactions.

Commodity derivatives are also used to hedge commodity price risks (aluminum) on highly probable forecast transactions.

Interest rate swaps on a EUR basis are used to hedge interest rate risk. The fair values of the interest rate derivatives result from changes in the yield curve that have occurred since the beginning of their term. To limit the interest expense, there are also interest rate caps on a EUR basis. Since the intrinsic value of the interest rate caps is currently set at zero, the fair value (current market value) is recognized in profit or loss under held for trading.

Fair value hedges

Foreign exchange forward contracts were entered into and classified as fair value hedges in order to hedge the financial portfolio. Changes in the fair value of these foreign currency derivatives are reported in net financial income and expense.

Held for trading

Foreign currency and commodity derivatives that do not meet the requirements for hedge accounting under IAS 39 with regard to documentation and effectiveness are classified as held for trading. Changes in the fair value of these derivative financial instruments are recognized in profit or loss in the combined statement of profit or loss.

Derivative financial instruments classified as cash flow hedges and recognized in the hedging reserve:

Cash flow hedges

			12/31/2015		12/31/2016
(in € thousand)	Currency or Commodity		Nominal value 1)	Market value in € thousand	Nominal value 1)	Market value in € thousand
Currency derivatives
Forwards	USD	Sale	24,424	(888)	20,777	(1,348)
		Buy	N/A	N/A	6,484	207
	GBP	Sale	N/A	N/A	3,200	29
	EUR	Buy	N/A	N/A	695	(39)
		Sell	N/A	N/A	N/A	N/A
	ZAR	Sale	55,800	736	79,200	(318)

Commodity derivatives
LME-Forward contracts	AL	Sale	N/A	N/A	N/A	N/A
	AL	Buy	800	(4)	N/A	N/A

				(156)		(1,469)

1)	Notional values for currencies reported in thousands, commodities in metric tons of aluminum (AL)

Derivative financial instruments included in fair value hedges or classified as held for trading and recognized in the combined statement of profit or loss:

Fair value hedges

			12/31/2015			12/31/2016
(in € thousand)	Currency or Commodity		Nominal value 1)	Market value in € thousand	Nominal value 1)	Market value in € thousand
Forward contracts
	EUR	Buy	N/A	N/A	80	(10)

				0		(10)

The notional values are derived from the aggregate gross amount of all purchase and sale amounts of derivative financial transactions, and commodity derivatives are recorded in metric tons in the transaction currency.

The fair values are derived from the amounts at which the financial transactions in question are traded on the reporting date. The fair values of commodity derivatives are based on official aluminum prices on the LME at the reporting date. The fair values of currency forward derivatives and interest rate derivatives are determined on the basis of market data at the reporting date. The fair value of interest rate derivatives is determined using generally recognized mathematical valuation models.

Additional disclosures on financial instruments pursuant to IFRS 7

Carrying amounts, amounts recognized, and fair values by valuation category:

(in € thousand)	Carrying amount 12/31/2015	Fair Value Hedge	Cashflow Hedge	Held for Trading	Available for Sale	Loans and Receivables	Cash and cash equivalents	Other receivables
Assets
Other non-current and financial assets	32,906	0	0	0	0	1,264	0	31,643
Trade accounts receivables	81,515	0	0	0	0	81,515	0	0
Other receivables	86,768	0	753	0	0	81,339	0	4,676
Fixed interest rate instruments	10,417	0	0	0	0	0	10,417	(0)

Total assets	211,606	0	753	0	0	164,118	10,417	36,318

	Total per Level	Fair Value Hedge	Cashflow Hedge	Held for Trading	Available for Sale
Fair Value Hierarchy IFRS 13
Level 1	0	0	0	0	0
Level 2	753	0	753	0	0
Level 3	0	0	0	0	0

Total	753	0	753	0	0

(in € thousand)	Carrying amount 12/31/2016	Fair Value Hedge	Cashflow Hedge	Held for Trading	Available for Sale	Loans and Receivables	Cash and cash equivalents	Other receivables
Assets
Other non-current and financial assets	5,402	0	0	0	1	1,108	0	4,292
Trade accounts receivables	98,368	0	0	0	0	98,368	0	0
Other receivables	81,971	0	279	0	0	73,946	0	7,747
Fixed interest rate instruments	23,625	0	0	0	0	0	23,625	0

Total assets	209,365	0	279	0	1	173,422	23,625	12,039

	Total per Level	Fair Value Hedge	Cashflow Hedge	Held for Trading	Available for Sale
Fair Value Hierarchy IFRS 13
Level 1	0	0	0	0	0
Level 2	279	0	279	0	0
Level 3	0	0	0	0	0

Total	279	0	279	0	0

(in € thousand)	Carrying amount 12/31/2015	Fair Value Hedge	Cashflow Hedge	at FV through P&L	other financial liabilities	accrued and other liabilities
Liabilities

Non-current liabilities	178,116	0	551	10,329	164,788	2,448
Current liabilities	234,317	0	359	35,939	180,151	17,868
Trade accounts payables	66,654	0	0	0	66,654	0

Total liabilities	479,087	0	909	46,268	411,593	20,316

	Total per Level	Fair Value Hedge	Cashflow Hedge	at FV through P&L
Fair Value Hierarchy IFRS 13

Level 1	0	0	0	0
Level 2	909	0	909	0
Level 3	46,268	0	0	46,268

Total liabilities	47,177	0	909	46,268

(in € thousand)	Carrying amount 12/31/2016	Fair Value Hedge	Cashflow Hedge	at FV through P&L	other financial liabilities	accrued and other liabilities
Liabilities

Non-current liabilities	212,655	0	650	8,318	201,539	2,147

Current liabilities	221,349	10	1,098	2,385	198,508	19,348

Trade accounts payables	80,497	0	0	0	80,497	0

Total liabilities	514,501	10	1,749	10,703	480,543	21,495

	Total per Level	Fair Value Hedge	Cashflow Hedge	at FV through P&L
Fair Value Hierarchy IFRS 13

Level 1	0	0	0	0
Level 2	1,759	10	1,749	0
Level 3	10,703	0	0	10,703

Total liabilities	12,462	10	1,749	10,703

[1]	The fair value of other financial liabilities is discussed below.

Other receivables and liabilities are not financial instruments under IFRS 7. In order to ensure comparability with the balance sheet, they were included in the tables.

Other available-for-sale equity instruments for which there is no listed market price in an active market and whose fair value cannot be reliably determined are initially recognized at cost plus transaction costs and are reported at the reporting date, net of any impairment losses.

For financial assets, other financial liabilities, trade receivables, other receivables, cash and cash equivalents, securities, and trade payables, as well as accrued and other liabilities, the carrying amounts are reasonable approximations of their fair values. All Intercompany loan receivables and loan payables are interest bearing based on the variable interest rates reflecting the market conditions.

Fair value hedges, cash flow hedges, and financial instruments held for trading are classified as Level 2 because the fair values of these financial instruments are based on market-derived inputs.

Disclosures on the “Loans and receivables/payables” measurement category

The fair values of other non-current assets and financial assets and non-current liabilities represent the present value of payments associated with the assets or liabilities in consideration of the current interest rate inputs that reflect market- and counterparty-related changes in conditions and expectations.

The measurement categories of the fair value hierarchy are as follows:

Level 1:	Fair values are determined based on publicly quoted market prices.

Level 2:	Fair values are estimated based on the results of a valuation technique that uses the data from the market and is based as little as possible on company-specific data.

Level 3:	Fair value measurements are those that arise from models, using inputs that are not based on observable market data (unobservable inputs, assumptions) to measure assets or liabilities.

The fair values for Level 2 measurement of simple over-the-counter derivative financial instruments, available-for-sale financial assets, and liabilities held for trading are determined by reference to prices quoted by brokers. These quotations are tested for plausibility by discounting the expected future cash flows using market interest rates for similar instruments relevant at the measurement date. The fair value reflects the credit risk of the instrument and includes adjustments to adequately consider the credit risk of the Group entity and the counterparty where appropriate.

The Division Labels recognizes transfers between measurement levels at the end of the reporting period in which a reclassification occurs. In fiscal years 2015 and 2016, there were no reclassifications between Level 1, Level 2, and Level 3.

Level 3 fair values

The Division Labels has established a control system related to the measurement of fair value. In line with the control system, a measurement team has been nominated that reports directly to the Chief Financial Officer, and which has overall responsibility for all significant fair value measurements, including Level 3 measurements.

The measurement team regularly reviews significant unobservable inputs and measurement adjustments. If third-party data such as broker quotes is used to measure fair value, the measurement team evaluates and documents the evidence obtained from third parties and assesses whether these measurements are consistent with the IFRS requirements. This assessment includes the proper classification in the hierarchy.

Financial instruments at fair value through profit or loss include contingent purchase prices. Details on the measurement of Level 3 fair values are shown in the following table.

(in € thousand)	Contingent Consideration (purchase price)
Balance at January 1, 2015	38,324

Addition through sale / acquisition of companies	7,944
Disposal through payment	-

Total gains and losses for the period included in other comprehensive income:
- Fair value adjustment	-

Total gains and losses for the period included in profit or loss:
- Fair value adjustment	-
- Net finance income and expense	-
- Currency translation differences	-

Balance at December 31, 2015 = January 1, 2016	46,268

Addition through sale / acquisition of companies	-
Disposal through payment	(35,939)

Total gains and losses for the period included in other comprehensive income:
- Fair value adjustment	-

Total gains and losses for the period included in profit or loss:
- Fair value adjustment	-
- Net finance income and expense	215
- Currency translation differences	159

Balance at December 31, 2016	10,703

Contingent purchase prices result from the acquisition of the Spear Group and Pemara Group. Earn Out Payment in 2016 relates to Spear Group Earn Out.

Sensitivity analysis

The fair values correspond to the expected payments discounted to present value using a risk-adjusted interest rate. The inputs used and the sensitivities of the individual contingent purchase prices are as follows:

	contingent consideration
	Spear Group 12/31/2015	Pemara Group
(in € thousand)		12/31/2015	12/31/2016
Base currency	USD	AUD	AUD

Annual sales growth
Unobservable input parameter used	8.0%-9.2%	5.8%	5.8%
Effect from +0.5% points adjustment	(987)	(41)	(43)
Effect from -0.5% points adjustment	982	41	43

Projected EBITDA margin
Unobservable input parameter used	12.6%-14.4%	15.3%	15.3%
Effect from +0.5% points adjustment	(3,829)	(287)	(300)
Effect from -0.5% points adjustment	3,637	287	300

Risk adjusted interest rate
Unobservable input parameter used	3.0%	2.4%	2.4%
Effect from +1.0% points adjustment	0	272	200
Effect from -1.0% points adjustment	0	(284)	(207)

The expected payment by the Pemara Group was calculated based on the forecast EBITDA and net debt. Management is responsible for the exercise date, which was set between 2019 and 2020.

If one or more of the significant unobservable inputs were to be replaced by reasonable possible alternatives, this would have the effects presented on the fair value of the contingent consideration. These effects were calculated by replacing the underlying assumptions with alternative estimates of unobservable inputs that might reasonably have been applied by market participants when measuring the contingent consideration. It is assumed that interactions between the individual unobservable inputs have no significant impact on the range of reasonably possible alternative assumptions.

L.	CONTINGENT LIABILITIES / RECEIVABLES AND CONTINGENCIES

Contingent liabilities are not recognized in the combined balance sheet, except in the case of contingent liabilities accounted for under IFRS 3. They are disclosed when the outflow of resources embodying economic benefits is possible, but the requirements for recognition of a provision are not met.

A contingent asset is not recognized in the combined financial statements but is disclosed when an inflow of economic benefits is probable.

Litigation

2015

The Division Labels is not aware of any significant litigation at the balance sheet date of 12/31/2015 that has a more than negligible probability of occurrence.

2016

The Division Labels is not aware of any significant litigation at the balance sheet date of 12/31/2016 that has a more than negligible probability of occurrence.

Environmental contamination

2015

The Division Labels is not aware of any significant environmental contamination at the balance sheet date of 12/31/2015 that has a more than negligible probability of occurrence.

2016

The Division Labels is not aware of any significant environmental contamination at the balance sheet date of 12/31/2015 that has a more than negligible probability of occurrence.

Other

(in € thousand)	2015	2016
Warranties and guarantees	0	0

Division Labels as part of Constantia Flexibles has been party to the SFA loan agreement as an additional guarantor since July 1, 2015.

M.	RELATED PARTY DISCLOSURES

The ultimate controlling company of Constantia Division Labels in Austria is Constantia Flexibles Holding GmbH which is based in Vienna, Austria. The consolidated financial statements are published at the Commercial Court in Vienna, Austria. The ultimate controlling company of Constantia Flexibles Holding GmbH is Wendel S.A., which is based in Paris, France. The consolidated financial statements are published at the Commercial Court in Paris, France.

All business transactions between the companies within the Group and related entities and individuals have been conducted on an arm’s length basis.

No other material transactions of any kind, in particular contracts for the sale of significant assets, were entered into.

Division Labels management remunerations:

(in € thousand)	2015	2016
Management remuneration	882	1,679

Management remuneration represents the annual salaries (short term benefits). There are no receivables or payables open due to or due from the Management board.

For the Constantia Flexibles’ CEO, Constantia Flexibles’ CFO, Mergers and acquisition functions and Supervisory board the remuneration expenses were not recorded in the Income statement of the combined financial statements of the Division Labels in amount of €1,560 thousand for 2015 and in amount of €1,583 thousand for 2016. These remuneration expenses represents the short term employee benefits only.

In fiscal year 2016 earn outs were paid to Randy Spear €12,751 thousand, to Rick Spear €12,751 thousand and to Mike Henry € 10,437 thousand.

The Supervisory Board of the Group is located at Constantia Flexibles Holding GmbH.

Supply and service relationships with the Group holding companies in fiscal year 2015:

(in € thousand)	received	completed	Receivables	Payables
Constantia Shared Services Austria GmbH	193	(358)	47,244	(8)
Aluprint S. de R.L. de C.V.	19	(699)	30	(5,642)
Constantia Flexibles Germany GmbH	214	(22,461)	589	(23,688)
Constantia Flexibles International GmbH	519	(4,365)	18	(2,787)
Aluprint Plegadizos S. de R.L. de C.V.	0	(20)	0	(271)
Constantia Shared Services Germany GmbH	8	(105)	0	(25)
Constantia Ebert GmbH	1,431	0	1,425	0
Constantia St. Petersburg OOO	2,059	(67)	525	(16)
Constantia Flexibles Group GmbH	36	(10,308)	26,989	(230,337)
Constantia Flexibles Bucuresti S.R.L.	3	(18)	0	(9)
Corona Packaging ApS	1	0	0	(72)
Constantia Flexibles Sales LLC	890	0	245	0
Constantia Hueck Folien GmbH & Co KG	1	(9)	0	(9)
Constantia Nusser GmbH	2,531	0	2,531	0
Constantia Teich GmbH	7	(488)	0	(0)
GPC Holdings Coöperatief U.A.	0	0	0	(64)
Constantia Tobepal S.L.	0	(9,127)	0	(1,271)
Constantia Teich Poland	0	(7)	0	0
Constantia Flexibles America Co.	0	0	1,012	0

The transactions mainly include Financing loans and interest charges with Constantia Flexibles Group GmbH, cash-pooling receivables and loan receivables with Constantia Shared Services Austria GmbH and Constantia Flexibles Group GmbH, dividends payables due to Constantia Flexibles Germany GmbH, dividend receivables due from Constantia Ebert GmbH and Constantia Nusser GmbH, group charges including M&A services from Constantia Flexibles International GmbH, Intercompany Sales to Constantia St. Petersburg OOO and to Constantia Flexibles America Co. as well as Product deliveries from Constantia Tobepal S.L. and Constantia Teich GmbH.

Conditions of Intercompany financing loans are conducted on an arm’s length basis. Interest rates are variable based on the Euribor and US Libor indexes plus margin reflecting the Inflation Differential and Country risk premium in particular entities. Maturity terms at the reporting date for intercompany loans issued by Constantia Flexibles Group GmbH are up to 6,5 years.

At the reporting date following entities of the Division Labels participated in cash pooling agreements:

•	Spear USA Inc.

•	Haendler & Natermann GmbH

•	Constantia Labels GmbH

•	Sim’EDIT SAS

•	SIM’EDIT Imprimeurs SAS

•	Exprim SARL

•	Etipack SARL

•	Printer Labels Inc.

Each day the balance of the respective master accounts are cleared to zero. Positive balances are transferred to the cash pool master account and negative balances are funded with monies transferred from the cash pool master account. Interests are charged at arm’s length and calculated according to the external interests charged plus a margin which depends on the participants’ internal rating calculated once a year. The Cash Pool Agreement is concluded for an indefinite term. However, the Pool Master may exclude a Participant with immediate effect at any time for good cause.

All hedging instruments at the Division Labels are contracted with Constantia Flexibles Group GmbH which serves as the group trader with hedging derivatives. Further description is included in the Chapter K – Financial instruments.

Transactions with the Group companies in fiscal year 2016:

(in € thousand)	received	completed	Receivables	Payables
Constantia Flexibles GmbH	0	(0)	0	(13)
Constantia Shared Services Austria GmbH	207	(415)	37,879	(8)
Afripack Consumer Flexibles	91	(117)	520	(1)
Afripack Holdings Pty. Ltd.	0	(121)	9	(16)
Aluprint S. de R.L. de C.V.	41	(732)	42	(1,545)
Constantia Flexibles Germany GmbH	276	(23,537)	1,798	(16,722)
Constantia Flexibles International GmbH	601	(5,722)	43	(5,981)
Aluprint Plegadizos S. de R.L. de C.V.	0	(12)	0	0
Constantia Shared Services Germany GmbH	0	(138)	0	(252)
Constantia Ebert GmbH	1,491	0	1,486	0
Constantia St. Petersburg OOO	2,565	(69)	712	(18)
Constantia Flexibles Group GmbH	1	(12,811)	27,612	(286,883)
Corona Packaging ApS	0	0	0	(62)
Constantia Flexibles Sales LLC	988	0	267	0
Constantia Hueck Folien GmbH & Co KG	0	(80)	0	0
Constantia Flexibles America Co.	0	(5)	1,841	(185)
Constantia Nusser GmbH	3,255	0	3,255	0
Constantia Teich GmbH	6	(521)	5	(120)
Constantia Flexibles Holding GmbH	127	0	126	0
Constantia Tobepal S.L.	0	(9,794)	0	(1,497)
Constantia Flexibles Bucuresti S.R.L.	0	(3)	0	0

The transactions mainly include Financing loans and interest charges with Constantia Flexibles Group GmbH, cash-pooling receivables and loan receivables with Constantia Shared Services Austria GmbH and Constantia Flexibles Group GmbH, dividends payables due to Constantia Flexibles Germany GmbH, dividend receivables due from Constantia Ebert GmbH and Constantia Nusser GmbH, group charges from Constantia Flexibles International GmbH, Intercompany Sales to Constantia St. Petersburg OOO and to Constantia Flexibles America Co. as well as Product deliveries from Constantia Tobepal S.L. and Constantia Teich GmbH.

Conditions of Intercompany financing loans are conducted on an arm’s length basis. Interest rates are variable based on the Euribor and US Libor indexes plus margin reflecting the Inflation Differential and Country risk premium in particular entities. Maturity terms at the reporting date for intercompany loans issued by Constantia Flexibles Group GmbH are up to 5,5 years.

At the reporting date following entities of the Division Labels participated in cash pooling agreements:

•	Spear USA Inc.

•	Haendler & Natermann GmbH

•	Constantia Labels GmbH

•	Sim’EDIT SAS

•	SIM’EDIT Imprimeurs SAS

•	Exprim SARL

•	Etipack SARL

Each day the balance of the respective master accounts are cleared to zero. Positive balances are transferred to the cash pool master account and negative balances are funded with monies transferred from the cash pool master account. Interests are charged at arm’s length and calculated according to the external interests charged plus a margin which depends on the participants’ internal rating calculated once a year. The Cash Pool Agreement is concluded for an indefinite term. However, the Pool Master may exclude a Participant with immediate effect at any time for good cause.

All hedging instruments at the Division Labels are contracted with Constantia Flexibles Group GmbH which serves as the group trader with hedging derivatives. Further description is included in the Chapter K – Financial instruments.

N.	GROUP ENTITIES (DIVISION LABELS ENTITIES)

2015		Percentage interest held
Name	Registered office	Directly*	Indirectly**
Fully combined

CF Australia Holding Pty. Ltd.	Sydney, AU	100.00	100.00
CF Australia Pty. Ltd.	Sydney, AU	100.00	100.00
GPC III BV	Amsterdam, NL	100.00	100.00
GPC III Packaging Holdings Mexico S de R.L. de C.V.	Monterrey, MX	100.00	100.00
Grafo Regia S. de R. L. de C.V.	Monterrey, MX	100.00	100.00
Spearsystem Packaging (Africa) (Pty) Ltd.	Boksburg, SA	74.90	74.90
Spearsystem Packaging (Asia) PTE Ltd.	Singapore, SG	100.00	100.00
Spear Europe Ltd.	Cwmbran, GB	100.00	100.00
SGH (No. 2) Ltd.	Cwmbran, GB	100.00	100.00
Spear Group Holdings Ltd.	Cwmbran, GB	100.00	100.00
Spear Ltd.	Cwmbran, GB	100.00	100.00
Spear USA Inc.	Mason, USA	100.00	100.00
Gardoc Inc.	Milford, USA	100.00	100.00
Precision, Printing and Packaging Inc.	Clarksville, USA	100.00	100.00
Haendler et Natermann Benelux SPRL/BVBA	Waterloo, B	100.00	100.00
H & N (Suzhou) Packaging Materials Co. Ltd.	Taicang, RC	100.00	100.00
Constantia CM Labels SDN BHD	Kuala Lumpur, MAL	70.00	70.00
Etipack SARL	Vittel, F	100.00	100.00
Exprim SARL	Ablis, F	100.00	100.00
Haendler & Natermann GmbH	Hann. Münden, D	100.00	100.00
Haendler & Natermann Iberica S.L.U.	Sevilla, E	100.00	100.00
SIM’EDIT Imprimeurs SAS	Couëron, F	99.99	99.99
Constantia Labels GmbH	Heiligenstadt, D	100.00	100.00
Novis Casa de Editura si Tipografia S.R.L.	Cluj- Napoca, RO	100.00	100.00
Printer Labels Inc.	Ontario, USA	100.00	100.00
Sim’EDIT SAS	Ablis, F	100.00	100.00
SIM’Label Inc.	Cowansville, CAN	100.00	100.00
Verstraete in mould labels NV	Maldegem, B	51.00	51.00

*)	from the perspective of the direct parent companies
**)	from the perspective of Constantia Flexibles Holding GmbH

2016		Percentage interest held
Name	Registered office	Directly*	Indirectly**
Fully combined

Afripack Consumer Flexibles (Labels) Pty. Ltd.	Mobeni, ZA	74.00	70.30
CF Australia Holding Pty. Ltd.	Sydney, AU	100.00	100.00
CF Australia Pty. Ltd.	Sydney, AU	100.00	100.00
Cunamara Investments Pty. Ltd.	Victoria, AU	100.00	100.00
GPC III BV	Amsterdam, NL	100.00	100.00
GPC III Packaging Holdings Mexico S de R.L. de C.V.	Monterrey, MX	100.00	100.00
Grafo Regia S. de R. L. de C.V.	Monterrey, MX	100.00	100.00
Pemara Asia Holding Pte Ltd.	Singapore, SG	100.00	100.00
Pemara Pty. Ltd.	Victoria, AU	100.00	100.00
PT. Pemara Labels Indonesia	Jababeka Cikarang-Bekasi, ID	100.00	100.00
Pemara Labels (Malaysia) SDN. BHD.	Selangor, MAL	100.00	100.00
Pemara Labels (Philippines) Inc.	Laguna, PH	100.00	100.00
Pemara Labels (Vietnam) Ltd.	Binh Duong Province, VN	100.00	100.00
Spearsystem Packaging (Africa) (Pty) Ltd.	Boksburg, SA	74.90	74.90
Spearsystem Packaging (Asia) PTE Ltd.	Singapur, SG	100.00	100.00
Spear Europe Ltd.	Cwmbran, GB	100.00	100.00
SGH (No. 2) Ltd.	Cwmbran, GB	100.00	100.00
Spear Group Holdings Ltd.	Cwmbran, GB	100.00	100.00
Spear Ltd.	Cwmbran, GB	100.00	100.00
Spear USA Inc.	Mason, USA	100.00	100.00
Gardoc Inc.	Milford, USA	100.00	100.00
Precision, Printing and Packaging Inc.	Clarksville, USA	100.00	100.00
Haendler et Natermann Benelux SPRL/BVBA	Waterloo, B	100.00	100.00
H & N (Suzhou) Packaging Materials Co. Ltd.	Taicang, RC	100.00	100.00
Constantia CM Labels SDN BHD	Kuala Lumpur, MAL	100.00	100.00
Etipack SARL	Vittel, F	100.00	100.00
Exprim SARL	Ablis, F	100.00	100.00
Haendler & Natermann GmbH	Hann. Münden, D	100.00	100.00
Haendler & Natermann Iberica S.L.U.	Sevilla, E	100.00	100.00
SIM’EDIT Imprimeurs SAS	Couëron, F	99.99	99.99
Constantia Labels GmbH	Heiligenstadt, D	100.00	100.00
Novis Casa de Editura si Tipografia S.R.L.	Cluj- Napoca, RO	100.00	100.00
Printer Labels Inc.	Ontario, USA	100.00	100.00
Sim’EDIT SAS	Ablis, F	100.00	100.00
SIM’Label Inc.	Cowansville, CAN	100.00	100.00
Verstraete in mould labels NV	Maldegem, B	51.00	51.00

*)	from the perspective of the direct parent companies
**)	from the perspective of Constantia Flexibles Holding GmbH

O.	OTHER DISCLOSURES

EVENTS AFTER THE END OF THE REPORTING PERIOD

In July 2017 Constantia Flexibles has signed an agreement to sell its Labels division to Multi-Color Corporation (“Multi-Color”) for an enterprise value of approximately €1.15 billion ($1.3 billion). The transaction is expected to be completed in the fourth quarter of 2017, subject to regulatory approvals.

The majority of the transaction is payable in cash, while Constantia Flexibles will also receive 3.4 million shares in Multi-Color stock. On completion of the transaction, the flexible packaging company will hold 16.6% of Multi-Color, thereby becoming its largest shareholder.

GOVERNING BODIES OF THE PARENT COMPANY CONSTANTIA FLEXIBLES GMBH

The following people were active in the reporting period:

a) on the Management Board

Alexander Baumgartner

Peter Alexander Frauenknecht (until 4/30/2016)

Stephan Kühne (since 10/21/2016)

Gerold Riegler

Franz Reiterer (until 3/31/2016)

b) on the Supervisory Board

Frederic Lemoine, Chairman

Bernard Jean-Pierre Gautier, Deputy Chairman

Roland Lienau, member

Albrecht von Alvensleben, member

Patrick Tanguy, member

Jan Homan, member

Wolfgang Pfarl, member

Ulrich Köstlin, member

Mathias Hlubek, member

For the Management Board

Chief Executive Officer	Chief Financial Officer

Alexander Baumgartner	Stephan Kühne

Vienna, September 7, 2017